As filed with the Securities and Exchange Commission on December 8, 2004
                                       An Exhibit List can be found on page II-3
                                                     Registration No. 333-114082




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                           --------------------------

                               AMENDMENT NO. 2 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                                 MEDIAWORX, INC.
                 (Name of small business issuer in its charter)

            WYOMING                         2750                98-0152226
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)
------------------------------- ---------------------------- -------------------

                       1895 PRESTON WHITE DRIVE, SUITE 250
                             RESTON, VIRGINIA 20191
                                 (703) 860-6580

(Address and telephone number of principal executive offices and principal place of business)

                    LINDA BROENNIMAN, CHIEF EXECUTIVE OFFICER
                                 MEDIAWORX, INC.
                       1895 PRESTON WHITE DRIVE, SUITE 250
                             RESTON, VIRGINIA 20191
                                 (703) 860-6580

            (Name, address and telephone number of agent for service)
                    ------------------------------------------

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)
                    ------------------------------------------


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this Registration Statement becomes effective.


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                   ------------------------------------------





                                                        CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                        REGISTERED         SECURITY(1)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------

Shares of common stock, $.005 par value (2)                15,000,000            $1.35                                $2,565.68
                                                                                                     $20,250,000

Shares of common stock, $.005 par value (3)                 2,504,762            $1.35             $3,381,428.70        $428.43
Shares of common stock, $.005 par value (4)                   725,000            $1.35                  $978,750        $124.00
Total                                                      18,229,762                             $24,610,178.70      $3,118.11 (5)

======================================================= ================= ==================== ===================== ==============


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on March 25, 2004.
(2)  Represents shares  underlying equity line of credit.
(3)  Represents shares of common stock.
(4) Represents shares underlying convertible debenture. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(5)  Fee previously paid.



                   ------------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

PROSPECTUS                        SUBJECT TO COMPLETION, DATED DECEMBER 8, 2004


     The information in this prospectus is not complete and may be changed.

                                 MEDIAWORX, INC.
                              18,229,762 SHARES OF
                                  COMMON STOCK


         This prospectus relates to the sale of up to an aggregate of 18,229,762 shares of common stock by the selling stockholders, including up to 15,000,000 shares of common stock underlying an equity line of credit for $5,000,000, up to 725,000 shares of common stock underlying convertible debentures in a principal amount of $240,000 and 2,504,762 shares of common stock issued and outstanding. The convertible debenture in the amount of $24,000 is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible into shares of our common stock, subject to a maximum cap of $50,000 per day, at the holder's option any time up to maturity at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date.


         The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our equity line of credit with Cornell Capital Partners, L.P. The purchase price of the shares purchased under the equity line of credit will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. We cannot draw more than $53,000 per advance. All costs associated with this registration will be borne by us.

         Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "MEWX." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on December 6, 2004, was $1.50.



                            ------------------------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------


         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the equity line of credit. Cornell Capital Partner, L.P. will pay a net purchase price of 95% of our market price as calculated in the equity line of credit agreement.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate upon Cornell Capital Partners having advanced us $5,000,000 under the equity line of credit or 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY MEDIAWORX, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  The date of this prospectus is ______, 2004.




                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk
Factors" section, the financial statements and the notes to the financial statements.

                                   OUR COMPANY

         We only begun our operations as a media production and management business in July 2003. The services that we provide include print, packaging, signage, audio/video, digital asset management, graphic design, production and fulfillment for traditional and web-based marketing and communications products and services. We also provide our customers with the support and leverage of a strong customer service culture, in-house pre-press capabilities, e-business solutions, and a base of production partners that can fulfill the complexity of any customer order. We are a virtual printing company: we neither own nor have our capital tied up in printing equipment or facilities but we have access to an established network of technologically advanced printers and production houses.
Our access to these printers and production houses is based upon our contacts with and previous business relationships with these printing and production houses. Before we accept any job, we get an estimate on the cost and a commitment from the printing and production houses to perform the job as contracted. Our role is similar to a general contractor, in that we contact with customers for specified work, and then we contract with the printing and production houses to fulfill various jobs to fulfill our contract. We do not have any standing contracts or commitments with any of these printing and production houses, instead relying on service order contracts based upon our needs and their availability. We pay the costs associated with the work performed by the printing and production houses.

     We intend to leverage our customer service approach to build solid personal relationships and develop strong name brand recognition. We currently are operating in and have developed customer bases in the New York City metropolitan area, Washington D.C. metropolitan area, Philadelphia metropolitan area and in the Scranton and Wilkes-Barre areas in Pennsylvania. We intend to expand on a geographical basis, targeting major metropolitan areas nationwide. We will further our expansion into specific vertical markets, using those same customer relationships to build brand awareness with new potential customers within the same vertical market.

         For the year ended  December  31,  2003,  we  generated  revenue in the amount of  $128,850  and a net loss of  $837,119.  For the three and nine months ended  Sepember  30, 2004,  we generated  revenues in the amount of $666,711 and
$990,938, respectively, and net losses of $165,381 and $1,241,189, respectively.
As a result of recurring  losses from  operations and a net capital  deficiency,
our  auditors,   in  their  report  dated  February  19,  2004,  have  expressed substantial doubt about our ability to continue as going concern.

         Our principal  offices are located at 1895 Preston  White Drive,  Suite
250, Reston, VA 20191; our telephone number is (703) 860-6580.

                                  THE OFFERING




Common stock offered by selling stockholders ..............................  Up to  18,229,762  shares,  based on current market prices and assuming  full  conversion
                                                                             of  the   convertible   note.   This  number
                                                                             represents 40.0% of our current  outstanding
                                                                             stock  and  includes  15,000,000  shares  of
                                                                             common  stock to be issued  under the equity
                                                                             line of credit  agreement  and up to 725,000
                                                                             shares  of  common  stock   underlying   the
                                                                             convertible    debenture.    Assuming    the
                                                                             conversion  of  the  $240,000  debenture  on
                                                                             December 7, 2004,  a  conversion  price   of
                                                                             $1.50  per  share,   the  number  of  shares
                                                                             issuable upon  conversion of the convertible
                                                                             debenture would be 160,000.  Further, in the



                                       2

                                                                             event  that we draw down  $53,000  under the
                                                                             equity line, which is the maximum  permitted
                                                                             advance  of  $53,000   within  a   seven-day
                                                                             period,   we  would  be  required  to  issue
                                                                             37,193  shares of common  stock  on December
                                                                             7,  2004  based  on a  conversion  price  of
                                                                             $1.425.

Common stock to be outstanding after the offering.........................   Up to 48,578,166 shares

Use of proceeds...........................................................   We  will  receive  gross  proceeds  of up to
                                                                             $5,000,000  from the sale of  shares  of our
                                                                             common  stock to Cornell  Capital  Partners,
                                                                             L.P.  under the equity  line of credit.  The
                                                                             purchase  price  of  the  shares   purchased
                                                                             under  the  equity  line of  credit  will be
                                                                             equal  to  95%  of the  lowest  closing  bid
                                                                             price   of   our   common   stock   on   the
                                                                             Over-the-Counter   Bulletin  Board  for  the
                                                                             five days  immediately  following the notice
                                                                             to advance  funds  date.  We have  agreed to
                                                                             pay  Cornell  Capital  Partners,  L.P. 5% of
                                                                             the  proceeds  that  we  receive  under  the
                                                                             Equity  Line of Credit.  We cannot draw more
                                                                             than $53,000 per  advance.  We intend to use
                                                                             any proceeds  from the sale of shares of our
                                                                             common  stock to Cornell  Capital  Partners,
                                                                             L.P.  under the  equity  line of credit  for
                                                                             sales     and     marketing,      technology
                                                                             development,   salaries  and  administrative
                                                                             expenses and general  working  capital.  See
                                                                             "Use   of    Proceeds"    for   a   complete
                                                                             description.


Over-The-Counter Bulletin Board ..........................................   MEWX


         The above information is based on 30,348,404 shares of common stock outstanding as of November 12, 2004.



Equity Line of Credit
---------------------

         In February 2004, we entered into an equity line of credit with Cornell Capital Partners, L.P. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 95% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also paid Cornell Capital Partners a commitment fee in the form of a compensation debenture in the amount of $240,000 upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock. We are registering 15,000,000 shares in this offering which may be issued under the equity line of credit.

Unsecured Convertible Debenture
-------------------------------

         In February 2004, in connection with the equity line of credit with Cornell Capital Partners, L.P., we paid Cornell Capital Partners, L.P. a commitment fee in the form of an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of

$50,000 per day, at the holder's option any time up to maturity at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. We are registering in this offering 725,000 shares of common stock underlying the convertible debenture.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY:
-----------------------------

WE HAVE A LIMITED HISTORY AND HAVE EXPERIENCED LOSSES, WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.


         We had a net loss for the year ended December 31, 2003 of $837,119, compared to net income of $$250,648 for the year ended December 31, 2002. We also had net losses for the three and nine months ended September 30, 2004 of $165,381 and $1,241,189, respectively. We started business as MediaWorx in July 2003. Such limited operating history and the emerging nature of the market in which we compete make it difficult to assess the Company's prospects or predict future operating results. The Company's recent revenue growth is not an indication of the Company's future rate of revenue growth. The Company's prospects are subject to the risks and uncertainties frequently encountered in the establishment of a new business enterprise. Revenues and profits, if any, will depend on various factors, including whether we will be able to continue expansion of revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.


QUARTERLY RESULTS ARE DIFFICULT TO PREDICT AND LIKELY TO FLUCTUATE.

         We compete in the general commercial printing and media sector, where the business is characterized by individual orders from customers for specific printing/media projects rather than long-term contracts. Continued engagement for successive jobs depends on the customers' satisfaction with the services provided. As a result, the number, size, and profitability of printing/media jobs in a given period is difficult to predict. Moreover, because of our short operating history, period-to-period comparisons of operating results are neither necessarily meaningful nor an indication of future performance.



OUR  INDEPENDENT   REGISTERED   PUBLIC  ACCOUNTING  FIRM  HAS  STATED  THERE  IS
SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

         In their report dated February 19, 2004 on our consolidated financial statements as of and for the year ended December 31, 2003, our independent registered public accounting firm stated that our recurring losses and our net capital deficiency as of December 31, 2003 raised substantial doubt about our ability to continue as a going concern. We have incurred losses since emerging from bankruptcy in 2000. Since December 31, 2003, we have continued to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses and stockholders' deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

TO OBTAIN NEW CUSTOMERS, WE MUST OVERCOME LONG-STANDING CUSTOMER RELATIONSHIPS AND LONG SALES CYCLES; FAILURE TO OBTAIN NEW CUSTOMERS COULD RESULT IN INCREASED EXPENSES AND OPERATING LOSSES.

         Many of the potential customers that we pursue through the direct sales process have long-standing business relationships and personal ties with their existing printers, which they are reluctant to disrupt. To successfully sell our products, we generally must educate potential customers on the use and benefits of our services, which can require significant time and resources. Consequently, we must incur substantial expenses in acquiring new customers. The period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany a customer's decision to change its outsourcing relationships. For typical customers, the sales cycle takes between two to twelve weeks, but for large customers, the sales cycle may require more than one year. Furthermore, a substantial majority of revenue will be derived from customers that we obtain through hiring of high-volume sales representatives and acquisitions of print brokers. There can be no assurance that acquired customers will transfer all of their business to us. If we are unable to obtain new customers, it could result in increased operating and marketing expenses and operating losses.


IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST TRADITIONAL AND NEW PLAYERS IN THE INDUSTRY, OUR BUSINESS MAY NOT SUCCEED.

         The printing/cross media publishing industry is intensely competitive. Competitors vary in size and in the scope and breadth of the products and services offered. We compete primarily with local and regional vendors, which are either independent or owned by print industry consolidators. The U.S. commercial printing industry is highly fragmented, with over 31,000 local and regional commercial printers operating nationwide. These local and regional printers typically have significant excess production capacity. Therefore, they compete aggressively for business printing orders in the markets they serve.

         Traditional commercial printers often have long-standing relationships with customers. We face substantial challenges in convincing businesses to consider alternatives to their traditional printers. In addition, printers typically have extensive local sales forces that regularly canvass and solicit businesses in the areas they serve. Commercial printers compete primarily on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must compete effectively in each of these areas.

         We  also  face   substantial   competition   from   printing   services
brokers-companies that contract with businesses to select and procure printing services from a variety of printers. Brokers are able to offer customers a relatively wide variety of products and services, and are often able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long-standing customer relationships and extensive local direct sales forces.

MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

         The media production industry is extremely competitive and includes several companies which have achieved substantially greater market share than we have, have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

TECHNOLOGY DEVELOPMENTS COULD REDUCE THE DEMAND FOR OUR SERVICES OR RENDER OUR PRODUCTS OBSOLETE AND UNMARKETABLE.

         In recent years, the market for business materials has experienced significant changes due to advances in computer and communication technologies. Certain products that were once commercially printed are now generated on computers and disseminated in a digital or electronic format rather than in a paper format. Although we have anticipated the trend to cross-media publishing, adding partners in CD, video, and website production, there can be no assurances that other technology developments will not have an adverse effect on our business.

     To be successful, we must offer products and services that keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve broad market acceptance. In our efforts to develop these types of products and services, we may:
     o be unable to cost-effectively or in a timely manner develop, market or sell these products and services;
     o encounter products, capabilities or technologies developed by other companies or entities that render our products and services obsolete or noncompetitive, or that shorten the life cycles of our existing products and services; or
     o experience difficulties that could delay or prevent the successful development, introduction, and adoption of these new products and services.

WE ARE DEPENDENT ON MANAGEMENT. IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY EMPLOYEES, OUR BUSINESS OPERATIONS WILL BE HARMED.

         We are dependent on the expertise and experience of our officers, directors, key staff, and sales representatives. The implementation of our business plan is dependent on our ability to attract and retain additional quality sales represtantives. The loss of any of our current employees or the inability to attract and retain new employees in the future would have a material adverse effect on our business.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.


         We will require additional funds to sustain and expand our sales and marketing activities. We anticipate that we will require up to approximately $1.0 million to fund our continued operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. In February 2004, we entered into an equity line of credit with Cornell Capital Partners, L.P. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. Our financing needs are expected to be substantially provided from the equity line of credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $53,000 per advance. If we need to draw down more than we are allowed under the equity line of credit, we may require additional funds to continue operations.

        In 2003, we engaged an offshore licensed brokerage firm to raise on a best efforts basis from $1.5 million to $3.0 million, depending on market price, for 11,000,000 of our common stock. The shares are being offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. In 2003, we received a total of $634,080 through the offshore offering. We anticipate continued funding from the Regulation S Offering. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.


OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

         Our officers and directors beneficially own approximately 80% of our outstanding common stock. As a result, these officers and directors, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:
     o    election of our board of directors;
     o    removal of any of our directors;
     o    amendment of our certificate of incorporation or bylaws; and
     o adoption of measures that could delay or prevent a change in control or impede a merger, takeover, or other business combination involving us.

         As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO OUR COMMON STOCK:
----------------------------------

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

         As of November 12, 2004, we had 30,348,404 shares of our Common Stock issued and outstanding of which we believe 26,873,624 shares to be restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of common stock may adversely affect prevailing market prices of our common stock.


OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

RISKS RELATING TO OUR CURRENT EQUITY LINE AGREEMENT:
---------------------------------------------------

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR EQUITY LINE THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the equity line of credit in the amount up to $5,000,000 are likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

UNDER THE LINE OF CREDIT, CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the equity line of credit will be issued at a 5% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE CONTINUOUSLY ADJUSTABLE PRICE FEATURE OF OUR EQUITY LINE OF CREDIT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon receipt of an advance pursuant to the equity line of credit is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $53,000 under the equity line of credit, based on market prices 25%, 50% and 75% below the closing price as of December 6, 2004 of $1.50:



   % Below     Price Per     With Discount     Number of Shares     Percentage
    market     Share             of 5%           Issuable           of Stock*
    ------     -----             -----           --------           ---------



      25%       $1.125         $1.06875          49,591               0.2%
      50%       $0.75          $0.7125           74,386               0.2%
      75%       $0.375         $0.35625          148,772              0.5%



         As illustrated, the number of shares of common stock issuable in connection with an advance under the equity line of credit will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.


THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS

         In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of common stock. Under the terms of our equity line we may request numerous draw downs pursuant to the terms of the equity line. Even if we use the equity line to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the equity line of credit will increase, which will materially dilute existing stockholders' equity and voting rights.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED


         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the equity line of credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $53,000 per advance. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Although Cornell Capital Partners can repeatedly acquire and sell shares, the



9.9% limitation may hinder or delay our ability to draw down additional advances if such advance would cause Cornell Capital Partners to own more than 9.9% of our outstanding common stock.


RISKS RELATING TO OUR CONVERTIBLE DEBENTURE ISSUANCE:
----------------------------------------------------

THE  CONTINUOUSLY   ADJUSTABLE  CONVERSION  PRICE  FEATURE  OF  OUR  CONVERTIBLE
DEBENTURES  COULD REQUIRE US TO ISSUE A SUBSTANTIALLY  GREATER NUMBER OF SHARES,
WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.


         Our obligation to issue shares upon conversion of our convertible debenture is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our $240,000 convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of December 6, 2004 of $1.50.


         % Below market       Price Per Share       Number of Shares Issuable       Percentage of Stock*
         --------------       ---------------       -------------------------       --------------------

         25%                  $1.125                 213,334                        0.7%
         50%                  $0.75                  320,000                        1.0%
         75%                  $0.375                 640,000                        2.1%




         As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE  CONTINUOUSLY   ADJUSTABLE  CONVERSION  PRICE  FEATURE  OF  OUR  CONVERTIBLE
DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE CONVERTIBLE DEBENTURES AND REGISTERED PURSUANT TO THIS PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

         Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we have allocated and registered 725,000 shares to cover the conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

         In February  2004,  in  connection  with the equity line of credit with
Cornell Capital Partners, L.P., we paid Cornell Capital Partners, L.P. a commitment fee in the form of an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, breach of any covenant, representation or warranty in the Standby Equity Distribution Agreement, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the convertible debentures, if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debenture, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debenture. If we are required to repay the convertible debenture, we would be required to use our limited working capital and raise additional funds.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, LP. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the equity line of credit. The purchase price of the shares purchased under the equity line of credit will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. We cannot draw more than $53,000 per advance.

         For illustrative purposes, we have has set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the equity line of credit.

GROSS PROCEEDS                            $2,000,000    $4,000,000   $5,000,000

NET PROCEEDS (AFTER OFFERING
EXPENSES AND 5% FEE)
                                           $1,848,509    $3,748,509   $4,698,509

USE OF PROCEEDS:                               AMOUNT        AMOUNT       AMOUNT

Sales & Marketing                            $750,000    $2,000,000   $2,750,000
Technology Development                       $100,000      $200,000     $300,000
Administrative Expenses,
 Including Salaries                          $450,000      $650,000     $750,000
General Working Capital                      $548,509      $898,509     $898,509

TOTAL                                      $1,848,509    $3,748,509   $4,698,509



                              SELLING STOCKHOLDERS

         The  following  table  presents   information   regarding  the  selling
stockholders  including Cornell Capital Partners,  L.P. and Newbridge Securities
Corporation.  A description of each selling  shareholder's  relationship  to our
Company and how each selling shareholder  acquired the shares to be sold in this offering is detailed in the information immediately following this table.





                                                                        PERCENTAGE
                                                                            OF
                                          PERCENTAGE                    OUTSTANDING                    PERCENTAGE
                                             OF                           SHARES                           OF
                                          OUTSTANDING      SHARES TO      TO BE                        OUTSTANDING
                           SHARES            SHARES           BE         ACQUIRED        SHARES           SHARES
                       BENEFICIALLY      BENEFICIALLY      ACQUIRED        UNDER         TO BE         BENEFICIALLY
                           OWNED             OWNED         UNDER THE     THE LINE       SOLD IN           OWNED
     SELLING              BEFORE            BEFORE          LINE OF         OF            THE             AFTER
   STOCKHOLDER           OFFERING           OFFERING      CREDIT/NOTE   CREDIT/NOTE(1)  OFFERING         OFFERING(5)
----------------       --------------    ------------     -----------   ------------   -----------     ------------

Cornell Capital
Partners, L.P.            160,000 (2)           *           3,335,248          9.90%   15,725,000 (3)          0.0%
101 Hudson Street
Suite 3606
Jersey City, NY 07302

Newbridge Securities
Corporation                 4,762                *                  0           0.0%        4,762              0.0%
1451 Cypress Creek Road
Suite 204
Fort Lauderdale, FL
33309

Diamond Capital L.L.C.  10,750,000            35.42%                0           0.0%      1,250,000 (4)       19.56%
24165 Ih 10 West
Suite 217125
San Antonio, TX 78257

Quest Capital
Resources L.L.C.        10,750,000            35.42%                0           0.0%      1,250,000 (4)       19.56%
24165 Ih 10 West
Suite 217125 San Antonio, TX 78257


* Less than 1%.

(1) Applicable percentage of ownership is based on 30,348,404 shares of common stock outstanding as of November 12, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of November 12, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 12, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Represents shares issuable upon conversion of the convertible debenture in the amount of $240,000. This figure assumes that the $240,000 debenture was converted on December 7, 2004 at a conversion price of $1.65 per share.


(3) Includes 15,000,000 shares of common stock to be issued under the Equity Line of Credit Agreement and up to 725,000 shares of common stock underlying the convertible debenture.

(4) Assumes that all shares registered in this offering will be sold.

         The following information contains a description of each selling shareholder's relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our company:

o CORNELL CAPITAL PARTNERS, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Mr. Angelo does not have voting control over the shares beneficially owned by Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

                  EQUITY LINE OF CREDIT. In February 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay us 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We also paid Cornell Capital Partners a commitment fee in the form of a compensation debenture in the amount of $240,000 upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. We are registering 15,000,000 shares in this offering which may be issued under the equity line of credit.

                  UNSECURED CONVERTIBLE DEBENTURE. In February 2004, in connection with the equity line of credit with Cornell Capital Partners, L.P., we paid Cornell Capital Partners, L.P. a commitment fee in the form of an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $50,000 per day, at the holder's option any time up to maturity at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. We are registering in this offering 725,000 shares of common stock underlying the convertible debenture.

                  THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS, INCLUDING:

                  The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that it gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

                  To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

                  The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.


o NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. Newbridge provides typical broker-dealer services to us. In addition, in connection with the Equity Line of Credit, Newbridge reviewed the documents in connection with the Equity Line of Credit, advised us on the mechanics of the transaction and explained how the equity line of credit impacts us financially, including the limitations and restrictions on the drawdowns. Mr. Guy S. Amico, Newbridge Securities Corporation 's President, makes the investment decisions on behalf of Newbridge Securities Corporation and has voting control over the securities beneficially owned by Newbridge Securities Corporation. For its services in connection with the Equity Line of Credit, Newbridge Securities Corporation received a fee of 4,762 shares of common stock. These shares are being registered in this offering.

o        DIAMOND CAPITAL L.L.C.  Diamond Capital L.L.C. is a trust, whereby Gary
L. Cain, our Chairman of the Board of Directors has the right to vote the shares of the trust.

o QUEST CAPITAL RESOURCES L.L.C. Quest Capital Resources L.L.C. is a trust, whereby Gary L. Cain, our Chairman of the Board of Directors has the right to vote the shares of the trust.

                              EQUITY LINE OF CREDIT


         SUMMARY. In February 2004, we entered into an equity line of credit with Cornell Capital Partners, L.P. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 95% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also paid Cornell Capital Partners a commitment fee in the form of a compensation debenture in the amount of $240,000 upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the equity line of credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is subject to an aggregate maximum advance amount of $53,000. The amount available under the equity line of credit is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the equity line of credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the equity line of credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 3,508,772 shares of common stock in order to raise the maximum amount of $5,000,000 under the equity line of credit at a purchase price of $1.425 (i.e., 95% of a recent stock price of $1.50).

         The following is an example of the amount of shares of our common stock issuable in connection with an advance of $53,000 under the equity line of credit, based on market prices 25%, 50% and 75% below the closing price as of December 6, 2004 of $1.50.


       % Below    Price Per   With Discount    Number of Shares    Percentage of
        market    Share           of 5%           Issuable            Stock*
        ------    -----           -----           --------            ------


          25%     $1.125        $1.06875          49,591              0.2%
          50%     $0.75         $0.7125           74,386              0.2%
          75%     $0.375        $0.35625          148,772             0.5%


         We are registering a total of 15,000,000 shares of common stock for the sale under the equity line of credit. The issuance of shares under the equity line of credit may result in a change of control. That is, up to 15,000,000 shares of common stock could be issued under the equity line of credit. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the equity line of credit to the same purchaser.



         Proceeds used under the equity line of credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $45,000 consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital Partners will retain 5% of each advance. In addition, we issued 4,762 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

           SAMPLE CONVERSION CALCULATION OF THE CONVERTIBLE DEBENTURE


         In February 2004, in connection with the equity line of credit with Cornell Capital Partners, L.P., we paid Cornell Capital Partners, L.P. a commitment fee in the form of an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $50,000 per day, at the holder's option any time up to maturity at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. We are registering in this offering 725,000 shares of common stock underlying the convertible debenture.

         The number of shares of common stock issuable upon conversion of the debenture is determined by dividing that portion of the principal of the debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $240,000 of debentures on December 7, 2004, a conversion price of $1.50 per share, the number of shares issuable upon conversion would be:

                  $240,000/$1.50 =  160,000 shares

         The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debenture in the amount of $240,000, based on market prices 25%, 50% and 75% below the market price, as of December 6, 2004 of $1.50.



         % Below market      Price Per Share      Number of Shares Issuable      Percentage of Stock*
         --------------      ---------------      -------------------------      --------------------


         25%                 $1.125               213,334                        0.7%
         50%                 $0.75                320,000                        1.0%
         75%                 $0.375               640,000                        2.1%




                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of our common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the equity line of credit. As an underwriter of the equity line common stock, Cornell Capital Partners, L.P. is subject to the same restrictions as any underwriter, including the prospectus delivery requirements of Section 5(b)(2) of the Securities Act and the applicable restrictions of Regulation M, with respect to short selling activities. Cornell Capital Partners, L.P. and Newbridge Securities Corporation have agreed that they will not, and that they will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to our common stock. Cornell Capital Partners, L.P. will pay 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the equity line of credit. The 5% discount is an underwriting discount. In addition, we have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $45,000, as well as retention of 5% of the gross proceeds received under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock trades on the NASD Over-The-Counter Bulletin Board under the symbol "MEWX." The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

         For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                    Low($)    High($)

2002
----
First Quarter                       0.01      0.02
Second Quarter                      0.01      0.01
Third Quarter                       0.01      0.01
Fourth Quarter                      0.00      0.05

2003
----
First Quarter                       0.05      0.01
Second Quarter (1)                  0.01      3.00
Third Quarter                       2.02      3.90
Fourth Quarter                      2.05      3.00

2004
----

First Quarter                       1.35      2.50
Second Quarter                      1.15      4.50
Third Quarter                       1.20      2.75
Fourth Quarter (2)                  1.50      1.50

(1) There was a 1:100 stock split on June 25, 2003
(2) As of December 6, 2004


         As of August 27, 2004, our shares common of common stock were held by 672 stockholders of record. We believe that the number of beneficial owners is greater than the number of record holders because a portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Continental Stock Transfer and Trust Company.


DIVIDEND POLICY

         Our board of directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

         o    discuss our future expectations;
         o contain projections of our future results of operations or of our financial condition; and
         o    state other "forward-looking" information.

         We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

         The following discussion should be read in conjunction with our audited financial statements and notes thereto which appear elsewhere in this report.

GENERAL

         We  are a  media  production  and  management  agency.  We  manage  the production of all of a customer's marketing and communication materials, including printing, packaging, signage, direct mail, fulfillment, promotional specialties, audio/video, digital asset management, multi-media and Web publications. We provide consultative input to insure that concepts are turned into practical solutions. As a single source solution partner, we simplify the process for our customers and seek "best fit" solutions. We are targeting commercial and other organizations with annual media expenditures of $100,000 or more.

         We intend to leverage our customer service approach to build solid personal relationships and develop strong name brand recognition. We currently are operating in and have developed customer bases in the New York City metropolitan area, Washington D.C. metropolitan area, Philadelphia metropolitan area and in the Scranton and Wilkes-Barre areas in Pennsylvania. We intend to expand on a geographical basis, targeting major metropolitan areas nationwide. We will further our expansion into specific vertical markets, using those same customer relationships to build brand awareness with new potential customers within the same vertical market.


         We recognize that print and media buying encompasses a strong relationship aspect between the provider and the customer. Our business model is built on providing our sales representatives with the support and leverage of a strong customer service culture, in-house pre-press capabilities, e-business solutions, and a base of production partners that can fulfill the complexity of any customer order. We are a virtual printing/cross-media publishing company- we neither own nor has our capital tied up in printing/multi-media equipment or facilities but work with an established network of the most capable, technologically advanced printers and production houses. Our customers benefit by getting superior customer service - an end-to-end, single source solution from design and pre-press, to production by the most cost-effective and time efficient production house, through distribution and digital asset management.

     Our business strategy is three-fold:

o Concentrate on commercial printing, a $110 billion business in the United States. This is still a highly fragmented industry with more than 58,000 entities providing printing services. We have identified and work closely with a network of select printers with specific capabilities, equipment and technology that can be matched with specific printing jobs.

o Hire high volume Account Representatives and acquire Print Brokers with existing "books" of business. Account Representatives/Brokers recognize the following benefits of our company: increased sales productivity as we take on the administrative and client management functions freeing them to sell more; additional product offerings resulting from the expanded list of printers available; and additional customer support and customer continuity. Most importantly these benefits result in increased earning potential for the Account Representatives/Brokers, as well as the opportunity to participate in the upside growth of a public company.

o Expand into other media. The processes from design through fulfillment are similar for electronic media. It is a relatively simple extension for us to offer other media products and services, thus providing significant benefits to customers in the management and control of their intangible assets such as trademarks, logos, and service marks. Such additional media products and services we intend to expand into include: the production of videos, CDs, interactive CDs, web enabled publications, e-newsletters, and websites with such capabilities as electronic shopping carts, inventory control and other e-commerce capabilities. Furthermore, because we are maintaining customers' content across various media, we can provide a central repository or a digital asset library.


RESULTS OF OPERATIONS

         We began operations as MediaWorx on July 1, 2003. For the first several months we largely focused on putting the financing and the infrastructure in place to support sales growth. The following key elements were put in place:

o        The vendor relationship program
         We designed and implemented a careful selection process to insure capability, quality, financial stability, and trustworthiness from each and every vendor. We identified and contracted with a network of select printers and media production partners with specific capabilities, equipment and technology that can be matched with any customer project.

o        The enterprise-wide management system
         We selected and implemented an enterprise-wide management system. Further customization is anticipated in 2004.This system allows us to efficiently handle all transactions. It is expected therefore, that we will be able to add significant growth without increasing our internal costs.

         We believe this focus has resulted in a strong base to support our expansion. We have initiated the building of an experienced, direct sales force and are concentrating our recruiting efforts on sales representatives who have solid relationships with mid- to large-size organizations who spend $50,000 to over $10 million per year on printing and other media products.



NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

REVENUES AND COST OF REVENUES

         Revenues for the nine months ending September 30, 2004 were $990,938 compared to $69,415 of revenues in 2003.

         Through the first nine months of 2004, we provided our services to 72 customers. The majority of customers are repeat customers, placing multiple orders through-out the year, depending on their needs. These customers are 56% commercial, 28% agencies, and 16% associations/government/educational institutions. Approximately 70% of these customers are in our target category, spending over $50,000 in printing and cross media products.

         Cost of revenues for the nine months ending September 30, 2004 was $502,705 or 51% of sales. Cost of revenues for the same period in 2003 was $52,276 or 75% of sales. The 24% point improvement in cost of sales is largely attributable to revenues being accounted for on a net basis for Sullivan Print Management.

OPERATING EXPENSES

         Operating expenses for the nine months ended September 30, 2004 were $1,240,922 compared to $270,797 for the same period in 2003.

         In 2004, operating expenses included $591,190 for sales and marketing expense, $66,589 for printing services (pre-press department), and $583,143 for general and administrative costs. Sales and marketing expenses included one-time charges totaling $95,000 associated with acquiring sales representatives and independent sales agents. General and administrative expenses included one-time charges totaling $11,544 also associated with acquiring independent sales agents.

OTHER EXPENSES

         In the nine months ending September 30, 2004, other expenses totaled $488,500. Financing fees were $293,250, including $240,000 expense for a convertible debenture associated with the Cornell Capital Equity Line of Credit. Interest expense was $195,250, including a one time charge of $126,000, associated with the restructure of the private investors' equity debt.

         In the nine months ending September 30, 2003, other expense totaled $294,056. This included other income of $947,637 from the settlement of the note payable with SDA List Brokers, Inc. previously described.




YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002.
----------------------------------------------------------------------

REVENUES AND COST OF REVENUES

         We had revenues of $128,850 in 2003 and cost of revenues of $97,285, or 75.5% of sales. We had no sales in 2002. We made sales to 33 different customers during the fiscal year ended 2003. This increase in sales is a result of our sales and operations beginning in July 2003. Prior to that period, we were not conducting any operations.

         Of  the  33  customers,   67%  were  commercial  companies,   15%  were
advertising agencies, and 18% were non profit organizations, including associations, government institutions, and educational institutions. Approximately 67% of those customers were mid- to large-size organizations who spend over $50,000 on printing and cross media products.

         Consistent with our business strategy to hire sales representatives, we hired four sales representatives in November-December of 2003. We currently have letters of intent with two additional sales representatives and anticipate bringing these individuals on board in the first and second quarters of 2004.

OPERATING EXPENSES

         Operating expenses were $558,583 compared to $189,586 for 2002.

         2003 operating expenses included $112,726 for sales and marketing expense, $44,105 for printing services (pre-press department), and $401,752 for general and administrative costs. Approximately $45,000 of the general and administrative costs were associated with the merger transaction. Our operating expenses increased significantly during the fiscal year ended 2003 as a result of our beginning operations in July 2003. These additional expenses included additional salary for employees and developing infrastructure to support our operations.

OTHER EXPENSES

         Other expenses were ($310,101) in 2003. In 2002, the Company had other income of $440,234, primarily due to a gain on the forgiveness of debt and a gain on the settlement of a lawsuit. In 2003, we had a $947,637 gain on the forgiveness of debt and miscellaneous income of $8,745. However, this was more than offset by costs of the merger ($1,190,583), a loss on marketable securities ($14,331), and interest expense ($61,766).

LIQUIDITY AND CAPITAL RESOURCES

         Based upon our recurring losses from operations and our net capital deficiency, there is substantial doubt as to our ability to continue as a going concern. We anticipate that we will require up to approximately $1,000,000 to fund our continued operations for the next twelve months from the date of this prospectus, depending on revenues from operations.

         Our audited and unaudited consolidated financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited and unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. If we fail to raise capital when needed, the lack of capital will have a material adverse effect on our business, operating results and financial condition, and could cause us to either reduce or shut down our operations.

         The successful implementation of our business plan has required, and will require on a going forward basis, substantial funds to finance our continuing operations and further development of our software technologies. There can be no assurance that we will be successful in raising the necessary funds.

         Our sources of ongoing liquidity include the cash flows of our operations, potential new credit facilities, and potential additional equity investments. Consequently, we continue to aggressively pursue additional debt and equity financing and the reduction of our operating expenses. However, in order to remain in business, we must raise additional cash in a timely fashion.

         On December 31, 2003, we had a cash balance of $101,807. The Company requires additional capital to continue operations. There is no assurance that capital will be available or will be available on terms that we can afford.

         We engaged an offshore licensed brokerage firm to raise on a best efforts basis from $1.5 million to $3.0 million, depending on market price, for 11,000,000 of our common stock. During 2003, we completed a placement of 1,794,953 shares of common stock with investors located outside of the United States in exchange for $634,080. In the first six months ending June 30, 2004, the Company completed a placement of 1,101,355 shares of common stock with investors located outside of the United States in exchange for $372,589. In
July, the Company completed a placement of an additional 768,733 shares in exchange for $156,312. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.

         In February 2004, we entered into an equity line of credit with Cornell Capital Partners, L.P. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 95% of bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The bid price is defined as the closing bid price, as reported by Bloomberg L.P., of the common stock on the principal market or if the common stock is not traded on a principal market, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Although Cornell Capital Partners can repeatedly acquire and sell shares, the 9.9% limitation may hinder or delay our ability to draw down additional advances if such advance would cause Cornell Capital Partners to own more than 9.9% of our outstanding common stock. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also paid Cornell Capital Partners a commitment fee in the form of a compensation debenture in the amount of $240,000 upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock.

         The Note Payable to Private Investors' Equity, LLC, was restructured with the interest payments for the months August 2003 through August 2004 capitalized. The new principal balance is $595,823. Private Investor's Equity was granted 200,000 warrants in consideration for this restructuring.

         In May 2004, the Company entered into an agreement with Mercantile Capital, LP for a $500,000 line of credit secured by the Company's receivables. Under the terms of the agreement, Mercantile advances the Company eighty percent of a Customer invoice. The remaining 20% is held in reserve until the receivable is collected. In the first month of the agreement, the Company factored $112,452 of invoices. As of September 30, 2004, accounts receivable (including factoring receivables) were $424,707, an increase of $389,194 since December 31, 2003. The factoring line payable was $204,825.

         In July 2004, we placed 850,000 newly issued common shares into a guaranteed investment for a five year term. We expect to receive income from our investment in the 4th quarter of 2004, and annually thereafter. The stock is guaranteed to be returned at the end of the investment period. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.

         In September 2004, we signed an agreement with a private investment company for the purchase by the investment company of $5.2 million of our common shares in exchange for 2,850,874 shares of the investment company. The investment company is a newly formed London-based company that has applied for its shares to be admitted to trading on the London stock exchange as an investment trust. The investment company has been established specifically to invest in US micro cap companies with long term growth potential. The investment company expects its shares to be trading on the London Stock Exchange in the 4th quarter of 2004. We issued 3,054,295 common shares in connection with this agreement. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.


INFLATION AND REGULATION

         Our operations have not been, and in the near term are not expected to be, materially affected by inflation or changing prices. We encounter competition from a variety of companies in our markets. Many of these companies have long standing customer relationships and are well-staffed and well financed. We believe that competition is based on customer satisfaction and production of quality products and services, although the ability, reputation, and support of management are also significant. We do not believe that any recently enacted or presently pending proposed legislation will have a material adverse effect on our operations.

OTHER

        Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of our products, the competitive environment within the print and cross media publishing industry, our ability to continue to expand our operations, the level of costs incurred in connection with our expansion efforts, economic conditions and the financial strength of our customers and suppliers. Investors are directed to consider other risks and uncertainties discussed in documents filed by us with the Securities and Exchange Commission.

                                    BUSINESS

FORWARD LOOKING STATEMENTS

         Certain information contained in this Form SB-2 are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Factors set forth that appear with the forward-looking statements, or in our other Securities and Exchange Commission filings, could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us in this Form SB-2. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our reports and registration statements filed with the Securities and Exchange Commission. In addition, prior financial performance and customer orders are not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance. Additionally, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

INTRODUCTION AND BACKGROUND

         We are a media production and management business. The services that we provide include print, packaging, signage, audio/video, digital asset management, graphic design, production and fulfillment for traditional and web-based marketing and communications products and services. We also provide our customers with the support and leverage of a strong customer service culture, in-house pre-press capabilities, e-business solutions, and a base of production partners that can fulfill the complexity of any customer order. We are a virtual printing company: we neither own nor have our capital tied up in printing equipment or facilities but we have access to an established network of technologically advanced printers and production houses. Our access to these printers and production houses is based upon our contacts with and previous business relationships with these printing and production houses. Before we accept any job, we get an estimate on the cost and a commitment from the printing and production houses to perform the job as contracted. Our role is similar to a general contractor, in that we contact with customers for specified work, and then we contract with the printing and production houses to fulfill various jobs to fulfill our contract with the customer. We do not have any standing contracts or commitments with any of these printing and production houses, instead relying on service order contracts based upon our needs and their availability. We pay the costs associated with the work performed by the printing and production houses.

         On July 1, 2003, we completed a reverse triangular merger whereby we acquired the assets of a subsidiary of Solar Satellite Communication, Inc., a print and cross-media marketing and management company. Effective July 2003, we changed our name to MediaWorx, Inc. Beginning on July 1, 2003, we began implementing our business plan and started operations.

MEDIA PRODUCTION AND MANAGEMENT

         We are a single source solution for our business customers. Our products and services are designed with the intent of meeting the needs of our customer (the print buyer) by customizing the buying experience to each customer's preferences through:
     o A detailed customer service approach through three levels of customer support, including the Sales Representative, the Customer Service Representative, and the Digital Service Representative;
     o Prepress and technical support facilities where current technology has been integrated into a seamless system to provide buyers control over the entire production process; and
     o Extensive production capabilities through a network of production partners, representing every type of production process.

Detailed Customer Service
-------------------------


     We have designed our business model and corporate infrastructure to insure that our customers' needs get top priority. With that in mind, we provide three levels of customer support, including:

o        A sales  representative has the primary  interaction with the customer.
         They  visit  customers  personally  and  consult  with them to  define, strategize, and review projects;
o        A customer  service  representative  is assigned  to every  customer to provide daily  interaction  with the customer.  They oversee every job, provide  status  updates,  assist in any problems  that may arise,  and insure that the customer is  completely  satisfied  with every job. The customer service  representative  allows the sales  representatives the freedom to focus on relationship management and build new business with new and existing customers; and
o        A digital  service  representative  is assigned to every  project.  The digital service  representative  oversees the technical aspects of each project and insures  that the project  goes to the optimal  print/cross
         media   production    partner.    Furthermore   the   digital   service
         representative   provides   technical  support  via  the  telephone  or
         Internet.

On-Site Controlled PrePress Operations
--------------------------------------

         We built a full-service digital and conventional  Pre-Press Department.
We have assembled  leading  technology and equipment,  including Apple Macintosh
Computers, high speed Internet access to allow `FTP' transfer of files, and the latest versions of the most popular desktop publishing programs, such as PhotoShop, In Design and Quark Express. The Pre-Press Department has also become an ADOBE Systems certified service provider.

         We have assembled advanced software technology and integrated it into a seamless system to provide high-end buyers complete control over the entire production process. All orders first go to our on-site prepress operation. Here every file is preflighted and corrected, converting it to production-ready status. Each job is optimized for the equipment on which it will be produced.
Through a process of profiling and testing, automated scripts are created for the optimization process. Critical processes such as color calibration and image resolution are checked on each job, improving the speed and insuring the quality of production. The file is then forwarded to the matching print/cross media production facility.

Extensive Production Capabilities
---------------------------------

         We work with a network of production partners,  representing  unlimited annual  production  capacity.  Each production  partner passes through stringent
requirements  for  quality  control,  capabilities,   technology  adoption,  and
financial  stability.  Production  partners  that have become part of our select vendor relationship program represent various production process, including:


Printing:
        o   Sheet-fed offset                                    o   Web Offset
               >>  1 color, 2 color, 4 color                           >>  Half and Full Web
               >>  Up to 77" full color press                          >>  Cold and Heatset
        o   Digital Printing                                    o   Letterpress
               >>  High-speed laser                                    >>  Die-Cutting
               >>  Personalization                                     >>  Embossing
               >>  Digital offset                                      >>  Foil Stamping
               >>  Wide-format inkjet
        o   Screen Printing                                     o   Plastic Printing
Coatings:                                                    Mailing and Fulfillment
        o   Aqueous                                             o   List management
        o   Varnishes                                           o   Addressing
        o   UV                                                  o   Pick n pack
        o   Lamination

Bindery and Finishing



                                       26

        o   Automatic insertion equipment                       o   Perfect binding
        o   Embossing & foil stamping                           o   Saddle stitching up to 96 pages & cover
        o   Folding (maps, double-gate, tri, etc)               o   Binding:
        o   Fulfillment & custom handwork                              >>  GBC plastic comb
        o   In line gluing                                             >>  Spiral binding
                                                                       >>  Wire-o binding

Specialty Services:                                          Packaging:
        o   Remoistable Glue                                    o   Promotional & product boxes
        o   Scratch-offs                                        o   CD holders
        o   Label-roll / sheet / singles                        o   VHS sleeves


Multi-Media                                                  Point of Purchase Materials:
        o   CD production & duplication                         o   POP  displays with mounted easels
        o   Video production & duplication                      o   Door & mirror hangers
        o   Web-site development                                o   Coupon pads
        o   Email newsletters & broadcasts                      o   Posters - various mounting & laminating
        o   Cross media publishing, Internet                    o   Vinyl & styrene banners
                                                                o   Shelf talkers & danglers
Digital Asset Management:
        o   Storage & Archiving
        o   Print-on-demand
        o   Data base personalization

         Through our extensive network, customers' projects are matched to the production house that can best meet their job specifications and any other requirements or corporate goals. Should multiple vendors be required, we have the capability to interact with each vendor and yet be a single source of contact for the customer.

Benefits of MediaWorx's Services
--------------------------------
Some of the benefits we can provide to customers include:

     o SINGLE SOURCING: Customers need only to interact with us. We outsource all creative and manufacturing work, matching the job specifications and customer requirements with the vendor best suited to complete the project, taking into account quality, efficiency and cost. Products which buyers may be procuring from multiple vendors nationwide can be consolidated to a single manufacturer ensuring volume pricing and consistency.

     o CONVENIENT ORDER PLACEMENT: Customers place orders and requests for estimate any time, 24 x 7, through their choice of telephone, fax, email, or the web browser. Orders for more complex projects, such as full-color catalogs and direct mail campaigns, can be handled in person by the customer's sales representative or customer service representative, if so desired.

     o ACCURATE FULFILLMENT: Customers can access their corporate information online through a color consistent and dimensionally accurate screen rendering. Customers can order their products from their own digital online catalog, thus reducing errors associated with data reentry, typesetting and the use of outdated document versions.

     o CONTROL OVER PRODUCTION: Online order entry and job tracking system allows customers to set milestones and track progress. Changes in job status are posted by and communicated to all constituent team members.

     o INTERNAL FINANCIAL CONTROLS: Our job tracking system allows the customer to define approval levels and financial limits. Furthermore, the customer has the capacity to monitor spending, including who is spending, how much they are spending, and what products are being purchased.

     o SCALABILITY: Our tracking systems and controls can scale to a large number of new employees and new products. It has the ability to handle unlimited order volume without compromising system integrity and performance.

     o MAINTENANCE OF HISTORY: We provide a central point for the storage, categorization and retrieval of a customer's corporate documents and all related digital assets. This both speeds up and simplifies the preparation and ordering of follow-on materials.

     o COST SAVINGS: Through the efficiencies gained by automation and aggregation, we are able to pass additional savings on to customers. Furthermore, by streamlining the order and fulfillment process, customers are typically able to realize internal cost reductions.

         In  addition  to  the  benefits  provided  to  customers,   we  provide
significant advantages to our commercial print partners. Some of these benefits include:

     o STREAMLINED MANUFACTURING: We eliminate pre-press manufacturing steps by providing commercial print partners with print-ready files routed directly to their printing systems.

     o REDUCTION OF ERRORS: Our systems allow significantly improved communications among all the participants in the print order. This improved interaction and the ability to send markups and proofs online, helps to eliminate errors.

     o INCREASED CAPACITY UTILIZATION: Vendors receive only those projects best suited to their own plants and equipment. Thus they are able to improve the utilization of that equipment.

     o INCREASED SALES PRODUCTIVITY: We allow our print partners access to new customers and markets. If they choose, printers can reduce selling and marketing costs while extending their reach.

     o FOCUS ON CORE COMPETENCIES: The typical printer is focused on manufacturing. We allow printers to off-load their most inefficient processes: marketing, customer service, telecommunications, and technical support. They are able to focus on their core competency: printing.

     o COST SAVINGS: Printers are relieved of the costs associated with sales & marketing, customer service, and telecommunications. Furthermore, by eliminating the pre-press process and reducing errors, print partners are able to realize significant cost savings.

CUSTOMERS AND MARKETS

         Marketing and promotional materials are employed throughout business organizations today. The U.S. commercial printing industry, excluding publishing, is $110 billion, and is over $365 billion worldwide. We believe that when one also includes multi-media communications, including web-based materials, the size of the market is significantly expanded.

         Our target customers are mid-to large-size organizations and companies who spend $50,000 to over $10 million per year on printing and cross media products. In our first 6 months of business, we provided our services to 33 customers: 67% were commercial companies, 15% were advertising agencies, and the remaining 18% were non-profit organizations, including associations, government institutions, and educational institutions. Through the first nine months of 2004, we provided our services to 72 customers. The majority of customers are repeat customers, placing multiple orders throughout the year, depending on their needs. These customers are 56% commercial, 28% agencies, and 16% associations / government/educational institutions. Approximately 70% of these customers are in our target category, spending over $50,000 in printing and cross media products.

         We intend to leverage our customer service approach to build solid personal relationships and develop strong name brand recognition. We currently are operating in and have developed customer bases in the New York City metropolitan area, Washington D.C. metropolitan area, Philadelphia metropolitan area and in the Scranton and Wilkes-Barre areas in Pennsylvania. We intend to expand on a geographical basis, targeting major metropolitan areas nationwide. We will further our expansion into specific vertical markets, using those same customer relationships to build brand awareness with new potential customers within the same vertical market.

         We recognize that print and media buying encompasses a strong relationship aspect between the provider and the Customer. Our business model is built on providing our sales representatives with the support and leverage of a strong customer service culture, in-house pre-press capabilities, e-business solutions, and a base of production partners that can fulfill the complexity of any Customer order. We are a virtual printing company: we neither own nor have capital tied up in printing equipment or facilities but have access to an established network of the most capable, technologically advanced printers and production houses. Before we accept any job, we get an estimate on the cost and a commitment from the printing and production houses to perform the job as contracted. Our Customer's benefit by getting superior customer service - an end-to-end, single source solution from design and pre-press, to production by the most cost-effective and time efficient printer, through distribution and digital asset management.


MARKETING AND SALES STRATEGY

         Our sales and marketing strategy is centered around the concept of high customer touch. Our overall approach is to combine the best of old fashioned hand holding with proprietary customer relationship management technology. We understand the print buyer needs and have developed an integrated system to support those needs. We feel that the importance of the personal relationship side of the business will increase with technological adoption.

         Our sales and marketing strategy includes the following elements:

Build an aggressive direct sales force
--------------------------------------

         Experienced, knowledgeable, regional sales representatives with strong printing or related industry backgrounds will enable us to build long-term consultative relationships with our clients and prospects. We plan to focus on recruiting two types of sales people:

     o Top producing printing sales people who can bring with them a major book of business from existing customer relationships.

     o Top producing sales people in related industries. They will also be able to bring with them strong customer relationships, as their customers will most likely be the same people who buy printing. However the sales representatives will have to be trained in the specifics of commercial print marketing and production.

Build a strong customer support team
------------------------------------

         We are building an infrastructure with customer service representatives and digital service representatives to provide continued intensive support to our customers. This structure allows the sales representatives to focus on generating sales leads, developing strong relationships, and closing sales. In the last twelve months, we have hired six sales representatives, two customer service representatives and one digital services representative.

Pursue a focused business to business strategy
----------------------------------------------

         We are focusing our sales efforts on mid-market and large customers with annual printing needs of $50,000 to $10 million. In our first 6 months of business, we provided our services to 33 customers: 67% were commercial companies, 15% were advertising agencies, and the remaining 18% were non-profit organizations, including associations, government institutions, and educational institutions. Through the first six months of 2004, we have provided our services to 65 customers, adding mostly agencies and commercial accounts. The new customers are 57% commercial, 25% agencies, and 18% associations/government/educational institutions.

         It is our intention to use existing customer relationships to further penetrate vertical markets. By demonstrating strong customer service, we hope to gain additional customers. Additionally we intend to attend association and industry meetings and distribute case studies and promotional literature.

Expand into geographical areas with strong demographics, on a concentric basis
------------------------------------------------------------------------------

         We currently are operating in and have developed customer bases in the New York City metropolitan area, Washington D.C. metropolitan area, Philadelphia metropolitan area and in the Scranton and Wilkes-Barre areas in Pennsylvania. We intend on extending the geographic presence of our sales force to acquire customers in new markets. Initially, top producers will be hired in desirable metropolitan markets. Once we have developed a significant customer base in the area, an office will be opened with the requisite infrastructure to support the business. Alternatively, we may consider entering into strategic mergers in desirable metropolitan markets.

Build brand name recognition
----------------------------

         We are pursuing marketing programs to promote our brand name and reputation as a leading e-printer. These programs include trade shows, public relations, seminars, distribution of marketing materials, and other activities focused on gaining industry visibility. Our highest profile effort to build our brand will be through our strategic partnerships. These affiliations will manifest in trade publication advertisements, seminars, conferences and promotional videos.

COMPETITION

         The market for business materials is very competitive. We primarily compete with local and regional commercial printers, which are either independent or owned by print industry consolidators, and with print brokers or other Internet-based print providers. The U.S. commercial printing industry, excluding publishing, is $110 billion, and is over $365 billion worldwide. This large and growing industry has faced considerable change driven by growth of the Web and new e-business tools, and rapidly changing hard asset technology. There are an estimated 58,000 local and regional printers, 60,000 related creative concerns such as advertising agencies, graphic design firms, publishers and corporate design groups, 13,000 print brokers, and thousands of print-buying organizations. These printers aggressively compete for business printing orders in the markets they serve.

         Traditional commercial printers often have long standing relationships with customers. We face challenges in convincing prospective customers to consider alternatives to their traditional printer. Commercial printers primarily compete on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must effectively compete in each of these areas.

         We also face direct competition from printing services brokers who offer customers a relatively wide variety of products and services and are able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long standing customer relationships.

         We also face competition from other Internet-based companies that offer business printing services, as well as others that may develop such services in the future. Potential developers of competing electronic commerce services may include consumer printing service providers, office service providers, equipment manufacturers and financial printers and publishers.

EMPLOYEES

         As of November 30, 2004, we had 11 non-union employees, including five sales representatives, a customer service manager, a customer service representative, a digital service manager, an office manager and two executives. We consider our relations with our employees to be good.

TRANSFER AGENT

         Our transfer agent is Continental Stock Transfer and Trust Company, 17 Battery Place, New York New York 10004.

LEGAL PROCEEDINGS

         From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DESCRIPTION OF PROPERTIES

         MediaWorx's rents 3,849 sq. ft of office space at 1895 Preston White Drive, Suite 250, Reston, Virginia 20191 for its corporate headquarters. The rent is month to month. In November 2003, the Company entered in a lease agreement for a 216 sq. ft. office in Pittston, Pennsylvania for $190 per month. The lease expires on November 30, 2004. We believe that our leased property is sufficient for our current and immediately foreseeable operating needs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table sets forth certain information regarding the members of our board of directors and its executive officers as of August 27, 2004:

         Name                      Age     Position
         ----                      ---     --------

         Gary L. Cain              48      Chairman of the Board of Directors

         Linda A. Broenniman       48      President, Chief Executive Officer,
                                           Chief Financial Officer and Director

         Edward G. Broenniman      68      Secretary and Director

         Bruce M. Arinaga          42      Director

         Martin A. Burke           51      Director


         MR. GARY L. CAIN, CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. Cain has served as a director since June 2002. From June 2002 until July, 2003, Mr. Cain was the Chief Executive Officer and Chairman of Advanced Gaming Technology, Inc., the predecessor company of ours. Since 1994, Mr. Cain has served as CEO and Director of PowerHouse Management Group, Inc.

         MS. LINDA A. BROENNIMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND DIRECTOR. Ms. Broenniman has served as the Chief Executive Officer, Chief Financial Officer and director of our company since July 2003. From July 2001 to July 2003, Ms. Broenniman was the Managing Director of HFS Capital LLC and HFS Private Equity Partners LLC and President/CFO of Solar Satellite Communication, Inc. Prior to July 2001, Ms. Broenniman was CFO of Optelecom, Inc., a NASDAQ telecommunications equipment manufacturer. Prior to Optelecom, Ms. Broenniman spent 15 years building entrepreneurial companies as President/CEO or CFO, including a medial technology company, a health care information systems company, and a food service company. Ms. Broenniman holds an MBA from Carnegie Mellon University and a BA from Swarthmore College. Ms. Broenniman is married to Mr. Edward G. Broenniman.

         MR. EDWARD G. BROENNIMAN, SECRETARY AND DIRECTOR. Mr. Broenniman has served as the Secretary and a director of our company since July 2003. Mr. Broenniman has served as the Managing Director of The Piedmont Group, a venture development firm, for over 12 years. He has over 35 years experience as an operating executive with Fortune 100 firms and privately held technology companies. Mr. Broenniman holds an MBA from Stanford University and a BA from Yale University. Mr. Broenniman is married to Ms. Linda A. Broenniman.

         MR. BRUCE M. ARINAGA, DIRECTOR. Mr. Arinaga has been a director since June 2002. From June 2002 to July 2003, Mr. Arinaga was the President, Secretary and Treasurer of Advanced Gaming Technology, Inc., the predecessor company of ours. Since January 2003, Mr. Arinaga has run BA Investments, Ltd, a private consulting firm. From August, 1999 to December 2002, Mr. Arinaga was a founder and key executive in Zero-G Capital Fund, LLC and from December 1996 through July 1999 was a key executive at CrossWater Capital, LLC. Mr. Arinaga has also held investment positions at NHP, Inc. and the Prudential Insurance Company of America. Mr. Arinaga holds a Bachelor of Science in Business from the University of Southern California and a Masters in Business Administration and Finance from New York University.

         MR. MARTIN A. BURKE, DIRECTOR. Mr. Burke has served as a director since August 2003. He is currently Vice President, Business Development, for Adnet Systems, Inc., where he has served since January 2003. Prior to Adnet, Mr. Burke was President/COO for First Point Energy Corporation, where he served since January 2001. From July 1998 through 2000, Mr. Burke was CEO and CFO of FTF Business Systems, Inc. Mr. Burke holds an MBA from New York University, a JD from New York Law School, and a BA from New York University.

         Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Our executive officers serve at the pleasure of the Board of Directors. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.



                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation that we have paid or accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal periods ending December 31, 2002 and 2003.

                           SUMMARY COMPENSATION TABLE
                             LONG-TERM COMPENSATION

                                                    ANNUAL COMPENSATION                  LONG-TERM AWARDS
                                                                                              SECURITIES
NAME AND PRINCIPAL                                                     OTHER ANNUAL       UNDERLYING OPTIONS  ALL OTHER COMPENSATION
POSITION                    YEAR      SALARY ($)      BONUS ($)       COMPENSATION ($)            (#)                   ($)
--------                    ----      ----------      ---------       ----------------            ---                   ---

   Linda  A.  Broenniman,
   President, Chief
   Executive  Officer and
   Chief Financial Officer  2003    $150,000 (1)         $0                  $0                   $0                    $0


   Daniel H. Scott, Chief
   Executive Officer
   Advanced Gaming
   Technology               2002     $98,125 (2)         $0                  $0                    0                    $0
                            2001     $225,000(2)         $0                  $0                    0                    $0




(1) Ms. Broenniman received compensation of $75,000 in 2003, of which $15,000 was deferred and is reflected in accrued expenses.

(2) Mr. Scott elected to defer payment of $98,125 of the 2002 compensation and $225,000 of the 2001 compensation. These amounts were consolidated into a secured note payable to Mr. Scott in June of 2001. Mr. Scott received an annual salary of $225,000. The actual amount of salary paid during 2002 and 2001 was $0. On June 7, 2002, Mr. Scott sold all his shares to PowerHouse
     Management and in "Release of Debt and Indemnification Agreement" abandoned, released, acquitted and discharged us from liability for the payment of the secured note payable. In June 2003, we issued 1,000,000 shares to Mr. Scott for his services as a consultant to us on behalf of his efforts in assisting us with our reorganization.


STOCK OPTION PLANS

         In 2003, the board of directors and stockholders adopted our 2003 consultant stock plan. We reserved 800,000 shares of common stock for issuance upon grant of stock or exercise of options granted from time to time under the 2003 consultant stock plan. The 2003 consultant stock plan is intended to assist us in securing and retaining consultants by allowing them to participate in our ownership and growth through the grant of stock and stock options.

         Under the stock compensation plan, we may grant stock and stock options only to consultants. The 2003 consultant stock plan is administered directly by our board of directors.

         Subject to the provisions of the stock compensation plan, the board will determine who shall receive stock or stock options, the number of shares of common stock that may be granted or purchased under the options, the time and manner of exercise of options and exercise prices.

         On June 30, 2003, the Company issued 800,000 shares of common stock to the Law Offices of Henry S. Meyer under a legal services and consulting agreement entered into February 1, 2003. The shares were valued at $.02 and the Company recorded $16,000 of consulting expenses.

DIRECTOR COMPENSATION

         Our current directors do not receive any additional compensation for their services as a director.

EMPLOYMENT AGREEMENTS

         The Company does not currently have any employment agreements with any of its executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company paid $50,000 of professional fees during 2003: $25,000 to The Piedmont Group, a partnership whose managing partner is Edward G. Broenniman, a director of the Company, and $25,000 to Martin A. Burke, a director of the Company. Messrs. Burke and Broenniman were engaged as corporate advisors to add operating strength and expertise to our management team. Mr. Burke provided general business, financial and infrastructure planning, accounting and technology advice. Mr. Broenniman's provided expertise on early stage technology firms for rapid growth and building sales and marketing organizations. Both Messrs. Burke and Broenniman also provided extensive knowledge of the printing industry and the use of technology in media production.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of November 12, 2004 by the following


               o by each person who is known by us to beneficially own more than 5% of our common stock;
               o    each of our officers and directors; and
               o    by all of our officers and directors as a group.

         Unless indicated, each person's address is c/o MediaWorx, Inc., 1895 Preston White Drive, Suite 250, Reston, VA 20191.



                           Number  of  Shares  of             Percent of
                              Common  Stock                   Common Stock
                              Beneficially                    Beneficially
Name  of                     Owned  or  Right                 Owned or Right
Beneficial  Owner (1)         to  Direct  Vote             to Direct Vote (2)
-----------------            ------------------             ------------------

Linda A. Broenniman                        0                              0%

Edward G. Broenniman                       0                              0%

Gary L. Cain                      21,869,098 (3)                      72.06%

Bruce M. Arinaga                           0                              0%

Martin A. Burke                            0                              0%

Executive  Officers  and
Directors  as  a  group
(5 persons)                       21,869,098 (3)                      72.06%

-------------


(1) For purposes of this statement "beneficial ownership" of a security exists when a person directly or indirectly has or shares "investment power", which includes the power to dispose or direct the disposition of such security, or "voting power", which includes the power to vote or direct the voting of such security. Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 12, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based on 30,348,404 shares of common stock currently outstanding.

(3) Includes 10,750,000 shares held by Diamond Capital LLC and 10,750,000 shares held by Quest Capital Resources LLC, both of which are trusts that Mr. Cain has the right to direct.

                            DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

COMMON STOCK

         We are currently authorized to issue 150,000,000 shares of common stock with $.005 par value. The holders of our common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of our common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or our winding up, the holders of our common stock are entitled to receive the net assets held by us after distributions to our creditors. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of our common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

         We currently have 30,348,404 shares of our common stock outstanding. Such figure does not include (i) up to 15,000,000 shares of our common stock to be issued to Cornell in connection with our Equity Line Agreement and (ii) up to 725,000 shares issuable to Cornell upon the conversion of the outstanding 5% convertible debenture in the principal amount of $240,000.


PREFERRED STOCK

         We are currently authorized to issue 4,000,000 shares of common stock with $.10 par value. We currently have no shares of our preferred stock issued and outstanding.

         On July 1, 2003, we issued 3,500,000 shares of series A preferred stock in connection with the merger between our wholly owned subsidiary, MediaWorx Company, LLC and Advanced Capital Services, LLC.

         Shares of the series A preferred stock are convertible at the option of the holder on a one-for-five basis, subject to adjustment for dilution, into shares of common stock. Each share of series A preferred stock will be automatically converted into common stock upon a sale or transfer of all or substantially all of our assets for cash or securities, or a statutory share exchange in which our stockholders may participate.

         Each share of series A preferred stock has voting rights equal to the voting rights of the common stock on an as if converted basis. Upon any liquidation, dissolution or winding up of us, whether voluntary or involuntary, the holders of record of shares of series A preferred stock shall be entitled, before any distribution or payment is made upon outstanding shares of common stock, to be paid an amount equal to the original issue price. If, upon such liquidation, the assets to be distributed among the holders of series A preferred stock shall be insufficient to permit such payment, then our entire assets to be so distributed shall be distributed ratably among the holders of series A preferred stock.

         On June 30, 2004, all shares of series A preferred stock were converted into shares of our common stock.

EQUITY LINE OF CREDIT FINANCING

         On February 24, 2004, we entered into an equity line of credit with one investor. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the equity line of credit, the investor will pay 95% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The investor, Cornell Capital Partners, LP is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also paid Cornell Capital Partners a commitment fee in the form of a compensation debenture in the amount of $240,000 upon execution of the equity line of credit. Further, Cornell Capital Partners, LP will retain 5% of each advance under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the equity line of credit agreement prior to the first sale to the investor of our common stock.

UNSECURED CONVERTIBLE DEBENTURE

         In February 2004, in connection with the equity line of credit with Cornell Capital Partners, L.P., we paid Cornell Capital Partners, L.P. a commitment fee in the form of an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $50,000 per day, at the holder's option any time up to maturity at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to an amount equal to one hundred percent (100%) of the lowest closing bid price of the common stock for the three trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. We are obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from February 24, 2004.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Bylaws limit the liability of our directors to the maximum extent permitted by Wyoming law. Thus, our directors are not personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation does not apply to any responsibility of liability pursuant to criminal statute or liability for the payment of taxes pursuant to local, state or federal law. In addition, our Bylaws authorize us to maintain liability insurance for our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at December 31, 2003 and 2002 appearing in this prospectus and registration statement have been audited by Robison Hill & Company, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of MediaWorx, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                                 MEDIAWORX, INC.

                              FINANCIAL STATEMENTS


For the Years Ended December 31, 2003 and December 31, 2002

         Report of Independent Certified Public Accountants              F-1
         Balance Sheets                                                  F-2
         Statement of Income and Retained Earnings                       F-4
         Statement of Cash Flows                                         F-7
         Notes to Financial Statements                                   F-9 to
                                                                         F-16
For the Three and Nine Months Ended September 30, 2004

         Consolidated Balance Sheets                                     F-17
         Consolidated Statement of Income                                F-19
         Consolidated Statements of Stockholders' Equity (Deficit)       F-20
         Consolidated Statements of Cash Flows                           F-24
         Notes to Consolidated Financial Statements                      F-26 to
                                                                         F-35

                          INDEPENDENT AUDITOR'S REPORT

MEDIAWORX, INC.

We have audited the accompanying consolidated balance sheet of MediaWorx, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and stockholders' equity for the two years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MediaWorx, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the two years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully Submitted,


/s/ Robison Hill & Company
--------------------------
    Robison Hill & Company



CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
February 19, 2004

                                 MEDIAWORX, INC.
                           CONSOLIDATED BALANCE SHEET



                                                             December 31,
ASSETS:                                                   2003         2002
-------                                                 ---------    ---------

CURRENT ASSETS
     Cash and Cash Equivalents                          $ 101,807    $  10,759
     Accounts Receivable                                   35,513         --
     Prepaid Expenses                                         793         --
     Short-Term Loans - Related Party                        --          5,331
     Investments in Marketable Securities                    --         11,500
                                                        ---------    ---------
          Total Current Assets                            138,113       27,590
                                                        ---------    ---------

PROPERTY AND EQUIPMENT
     Furniture, Fixtures, and Equipment                     7,362      784,188
     Software                                              12,045
     Less Accumulated Depreciation                         (1,200)    (783,001)
                                                        ---------    ---------
          Net Fixed Assets                                 18,207        1,187
                                                        ---------    ---------
OTHER ASSETS
     Notes Receivable - Related Party                      59,171         --
                                                        ---------    ---------
          Total Other Assets                               59,171         --
                                                        ---------    ---------

TOTAL ASSETS                                            $ 215,491    $  28,777
                                                        =========    =========



                                 MEDIAWORX, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (Continued)


                                                                   December 31,
LIABILITIES AND STOCKHOLDERS' EQUITY:                          2003           2002
------------------------------------                        -----------    -----------

CURRENT LIABILITIES
     Accounts Payable                                       $    41,373    $    14,148
     Accrued Expenses                                            40,369           --
     Accrued Interest                                            23,408         84,393
     Note Payable-Related Party                                 275,000           --
     Short Term Notes Payable                                   100,000        940,939
                                                            -----------    -----------
          Total Current Liabilities                             480,150      1,039,480
                                                            -----------    -----------
NON-CURRENT LIABILITIES
     Long Term Note Payable                                     544,333           --
                                                            -----------    -----------
          Total Long Term Liabilities                           544,333           --
                                                            -----------    -----------
TOTAL LIABILITIES                                             1,024,483      1,039,480
                                                            -----------    -----------
STOCKHOLDERS' EQUITY (DEFICIT)
     Preferred Stock - 10% Cumulative, $.10 par value,
         4,000,000 Authorized; 3,500,000 and 0 Issued and
         Outstanding at December 31, 2003 and
         December 31, 2002                                      350,000           --
    Common Stock - $.005 par value, 150,000,000
         Authorized, 6,819,259 and 214,306 Issued and
         Outstanding at December 31, 2003 and
         December 31, 2002                                       34,097          1,072
    Common Stock to be Issued, 250,000 and 0                      1,250              0
     Paid in Capital                                            763,136        106,081
     Accumulated Comprehensive Income                              --            2,500
    Accumulated Deficit                                      (1,957,475)    (1,120,356)
                                                            -----------    -----------
          Total Stockholders' Equity (Deficit)                 (808,992)    (1,010,703)
                                                            -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $   215,491    $    28,777
                                                            ===========    ===========





   The accompanying notes are an integral part of these financial statements.

                                 MEDIAWORX, INC.
                        CONSOLIDATED STATEMENT OF INCOME




                                                     For the Year Ending
                                                         December 31,
                                                      2003           2002
                                                  -----------    -----------
Revenue                                           $   128,850    $      --

Cost of Revenues                                       97,285           --

Operating Expenses
  Selling and Marketing                               112,726           --
  Printing Services                                    44,105           --
  General and Administrative                          401,752        189,586
                                                  -----------    -----------
  Total Operating Expenses                            558,583        189,586
                                                  -----------    -----------

Operating Income (Loss)                              (527,018)      (189,586)
                                                  -----------    -----------
Other Income (Expense)
  Miscellaneous Income                                  8,745           --
  Interest Income (Expense)                           (61,766)       (97,292)
  Permanent Impairment of
     Marketable Securities                            (14,331)          --
  Gain from Lawsuit Settlement                           --           17,500
  Gain on Forgiveness of Debt                         947,637        520,026
  Gain on Sale of Assets                                  197           --
  Write Down of Investment                         (1,190,583)          --
                                                  -----------    -----------
  Total Other Income (Expense)                       (310,101)       440,234
                                                  -----------    -----------

Net Income (Loss)                                 $  (837,119)   $   250,648
                                                  ===========    ===========
Other Comprehensive Income (Loss)
  Marketable Equity Securities Holding Gain              --            2,500
                                                  -----------    -----------

Comprehensive Loss                                $  (837,119)   $   253,148
                                                  ===========    ===========

Basic Earnings Per Share                          $     (0.26)   $      1.17
                                                  ===========    ===========
Weighted Average Shares Outstanding                 3,230,309        214,306
                                                  ===========    ===========




    The accompanying notes are an integral part of these financial statements



                                 MEDIAWORX, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                            Accumulated  Retained
                                Preferred Stock                    Common Stock                 Paid in      Comp.       Earnings/
                               Shares      Par Value    Shares     To be Issued    Par Value    Capital      Income      (Deficit)
                              ----------   ---------   ----------  ------------  -----------  -----------  -----------  -----------

Balance at December 31, 2001          --   $      --   21,430,587  $      --     $   107,153  $      --    $      --    $(1,371,004)

Retroactive Adjustment for
100:1 Reverse Stock Split
June 23, 2003                         --          --  (21,216,281)        --        (106,081)     106,081         --           --
                              ----------   ---------   ----------  ------------  -----------  -----------  -----------  -----------

Restated Balance at
December 31, 2001                     --          --      214,306         --           1,072      106,081         --     (1,371,004)

Other Comprehensive Income            --          --         --           --            --           --          2,500         --
Net Income                            --          --         --           --            --           --           --        250,648
                              ----------   ---------   ----------  ------------  -----------  -----------  -----------  -----------

Balance at December 31, 2002          --          --      214,306         --           1,072      106,081        2,500   (1,120,356)

Issuance of Stock for Services
   June 17, 2003                      --          --       10,000         --              50       19,950         --           --

Issuance of Stock for Services
   June 30, 2003                      --          --      800,000         --           4,000       12,000         --           --

Issuance of Shares in
   Connection with MediaWorx
   Merger, July 1, 2003          3,500,000     350,000  4,000,000        1,250        20,000         --           --           --

Shares Issued For Cash
    July 31, 2003                     --          --      263,016         --            1,315       87,987        --           --

Shares Issued For Cash
    August 15, 2003                   --          --      160,647         --             803       62,746         --           --






                                 MEDIAWORX, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                   (Continued)

                                                                                                       Accumulated   Retained
                              Preferred Stock                  Common Stock                Paid in     Comp.         Earnings/
                           Shares      Par Value      Shares   To be Issued   Par Value    Capital     Income        (Deficit)
                           ---------   ---------  ----------   -----------    --------     ---------   --------      -----------

Shares Issued For Cash
    September 2, 2003        --           --         398,318       --          $ 1,992     $ 145,916       --           --

Shares Issued For Cash
    September 17, 2003       --           --         288,323       --            1,441       100,811       --           --

Shares Issued for Cash
    October 3, 2003          --           --          73,296       --              366        24,371       --           --

Shares Issued for Cash
    October 15, 2003         --           --          69,298       --              347        23,041       --           --

Shares Issued for Cash
    November 1, 2003         --           --         192,309       --              962        63,942       --           --

Shares Issued for Cash
    November 18, 2003        --           --         105,572       --              528        35,103       --           --

Shares Issued for Cash
    December 1, 2003         --           --         113,868       --              569        37,861       --           --

Shares Issued for Cash
    December 15, 2003        --           --         130,306       --              652        43,327       --           --

Other Comprehensive Loss     --           --            --         --              --          --       (2,500)
Net Loss                                                                                                                (837,119)
                           ---------   ---------  ----------   -----------    --------     ---------   --------      -----------

Balance December 31, 2003  3,500,000   $ 350,000   6,819,259   $     1,250    $ 34,097     $ 763,136   $   --        $(1,957,475)
                           =========   =========  ==========   ===========    ========     =========   ========      ===========



   The accompanying notes are an integral part of these financial statements.



                                 MEDIAWORX, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                 For the Year Ending
                                                                    December 31,
                                                                2003            2002
                                                             -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                            $  (837,119)   $   250,648
  Adjustments to Reconcile Net Income to Net Cash Provided
  by Operating Activities:
       Depreciation                                                1,524         66,970
       Gain on Forgiveness of Debt                              (947,637)      (520,026)
       Gain on Sale of Equipment                                    (197)
       Grant of Stock-Based Compensation                          36,000           --
       Permanent Impairment of Marketable Securities              14,331           --
       Write Down of Investment                                1,190,583           --

   Change in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable                 (35,513)          --
      (Increase) Decrease in Prepaid Expenses                       (793)         1,000
      (Increase) Decrease in Related Party Receivable            (59,171)          --
      Increase (Decrease) in Accounts Payable                     27,225        102,291
      Increase (Decrease) in Accrued Payroll & Taxes              43,548           --
      Increase (Decrease) in Accrued Interest                     43,594         97,292
                                                             -----------    -----------

    Net Cash Used in Operating Activities                       (523,625)        (1,825)
                                                             -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Increase (Decrease) Short Term Loan to Related Party          5,331         (5,332)
     Purchase of Marketable Securities                            (5,331)        (9,000)
     Purchase of Property and Equipment                           (7,362)        (1,294)
     Purchase of Software                                        (12,045)          --
                                                             -----------    -----------

    Net Cash Used in Investing Activities                        (19,407)       (15,626)
                                                             -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from Sale of Common Stock                          634,080           --
     Proceeds from Loans                                         105,500           --
     Payment on Note Payable                                    (105,500)       (17,500)
                                                             -----------    -----------
    Net Cash Used in Financing Activities                        634,080        (17,500)
                                                             -----------    -----------

                                 MEDIAWORX, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)


                                                          For the Year Ending
                                                              December 31,
                                                           2003       2002

Net (Decrease) Increase in Cash and Cash Equivalents      $ 91,048   $(34,951)
Cash and Cash Equivalents at Beginning of Period            10,759     45,710

Cash and Cash Equivalents at End of Period                $101,807   $ 10,759

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                $   --     $   --
  Franchise and income taxes                              $   --     $   --

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
 None


















                 See accompanying notes to financial statements

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

This summary of accounting policies for MediaWorx, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation
--------------------------------------

Advanced Gaming Technology, Inc. (the Company) was incorporated under the laws of the State of Wyoming in 1963 under the name MacTay Investment Co. The company changed its name to Advanced Gaming Technology, Inc. in 1991. The Company's executive offices were located in San Antonio, TX. In June 2002, the Company ceased its primary operating activities, developing and marketing technology for the casino and hospitality industry.

On July 1, 2003, the Company completed a reverse triangular merger involving Advanced Capital Services, LLC, a Nevada limited liability company, The MediaWorx, Inc. a wholly owned subsidiary of Solar Satellite Communications, Inc. and the Company and it's newly formed wholly owned subsidiary MediaWorx Acquisition Company, LLC. As a result of the merger the Company acquired the assets of The MediaWorx, Inc., which consisted primarily of a business plan and the people involved in the management and procurement of print, packaging, and cross-media services. See Note 12 for detailed description of merger.

Nature of Operations
--------------------

MediaWorx, Inc. is a media production and management business. The services that the Company provides include print, audio/video, digital asset management, graphic design, production and fulfillment for traditional and web-based marketing and communications products and services. MediaWorx provides the Company's sales representatives with the support and leverage of a strong customer service culture, in-house pre-press capabilities, e-business solutions, and a base of production partners that can fulfill the complexity of any Customer order. The Company is a virtual printing company- it neither owns nor has its capital tied up in printing equipment or facilities but has access to an established network of the most capable, technologically advanced printers and production houses. Before we accept any job, we get an estimate on the cost and a commitment from the printing and production houses to perform the job as contracted.


Principals of Consolidation
---------------------------

The consolidated financial statements include the accounts of MediaWorx, Inc and its wholly owned subsidiary MediaWorx Company, LLC. All significant intercompany accounts and transactions have been eliminated.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

Use of Estimates
----------------

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and statement of operations for the year then ended. Actual results may differ from these estimates. Estimates are used when accounting for allowance for bad debts, collectibility of accounts receivable, amounts due to services providers, depreciation, and litigation contingencies, among others.

Cash Equivalents
----------------

For the purpose of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months of less to be cash equivalents to the extent the funds are not being held for investment purposes.

Concentration of Credit Risk
----------------------------

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Revenue Recognition
-------------------

The Company's revenues are derived from customized printing and cross media services. Revenue is recognized when earned as the services provided or the product is delivered in accordance with the underlying purchase order. The Company recognizes gross revenues under the provision of Emerging Issues Task Force (EITF) Issue No. 99-19 "Recording Revenue Gross as Principal vs. Net as an Agent". The Company acts as the principal, takes title to the products and has the risk and rewards of ownership. The Company has not yet generated any revenue while acting as an agent or broker. If the Company acts as an agent or broker, the Company will account for those revenues on a net basis.

Property and Equipment
----------------------

Property and equipment is stated at cost. Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets of generally three to five years. Expenditures for maintenance and repairs are charged to operations as incurred. Major overhauls and improvements are capitalized and depreciated over their useful lives. Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization if removed from the accounts, and any gain or loss is included in the determination of income or loss.

                                MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

Net Income (Loss) Per Common Share
----------------------------------

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. The effect of outstanding common stock equivalents would be anti-dilutive for 2003 and 2002 and are thus not considered.

Reclassifications
-----------------

Certain reclassifications have been made in the 2002 financial statements to conform with the December 31, 2003 presentation.

NOTE 2 - INCOME TAXES
---------------------

Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry forwards for income tax purposes of approximately $36,459,114, expiring at various dates from December 31, 2015 through December 31, 2023. A loss generated in a particular year will expire for federal tax purposes if not utilized within twenty years. The
Internal Revenue Code contains provisions that would reduce or limit the availability and utilization of this net operating loss carry forwards if certain ownership changes have been or will be taking place. In accordance with SFAS No. 109, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. Due to the uncertainty with respect to the ultimate realization of the loss carry forwards, the Company established a valuation allowance for the entire net deferred income tax asset as of December 31, 2003.


NOTE 3 - PREFERRED STOCK
------------------------

The Company has authorized 4,000,000 shares at $.10 par value convertible preferred stock. Shares of the Series A Preferred Stock are convertible at the option of the holder on a one-for-five basis, subject to adjustment for dilution, into shares of common stock. Each share of Series A Preferred Stock will be automatically converted into common stock upon a sale or transfer of all or substantially all of MediaWorx's assets for cash or securities, or a statutory share exchange in which stockholders of MediaWorx may participate.

Each share of Series A Preferred Stock has voting rights equal to the voting rights of the common stock on an as if converted basis. Upon any liquidation, dissolution or winding up of MediaWorx, whether voluntary or involuntary, the holders of record of shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon outstanding shares of common stock, to be paid an amount equal to the Original Issue Price. If, upon such liquidation, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit such payment, then the entire

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - PREFERRED STOCK (Continued)
------------------------------------

assets of MediaWorx to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock.

On July 1, 2003, the Company issued 3,500,000 shares of preferred stock in connection with the merger between its wholly owned subsidiary, MediaWorx Company, LLC and Advanced Capital Services, LLC.

NOTE 4 - COMMON STOCK
---------------------

The Company has authorized 150,000,000 shares of $0.005 par value common stock.

On June 17, 2003, the Company issued 1,000,000 shares of common stock (10,000 shares after retroactive adjustment for the 100:1 stock split described below) to a former officer in exchange for continued consulting for the Company. The shares were valued at $.02 and the Company recorded $20,000 of consulting expenses.

On June 23, 2003, the Board of Directors approved a proposal to effectuate a 100 to 1 reverse stock split of the Company's outstanding common shares with no effect on the par value or on the number of authorized shares. As a result of this action, the total number of outstanding shares of common stock is reduced from 22,430,587 to 224,306 shares.

On June 30, 2003, the Company issued 800,000 shares of common stock to the Law Offices of Henry S. Meyer under a legal services and consulting agreement entered into February 1, 2003. The shares were valued at $.02 and the Company recorded $16,000 of consulting expenses.

On July 1, 2003, the Company issued 4,000,000 shares of common stock in connection with the merger between its wholly owned subsidiary, MediaWorx Company, LLC and Advanced Capital Services, LLC.

Between July 31, 2003 and December 31, 2003, the Company issued 1,794,953 shares of common stock in connection with a regulation S offering. The shares were issued from $.34 to $.40 per share.

NOTE 5 - CHANGE IN CONTROL
--------------------------

On June 12, 2002, PowerHouse Management, Inc., of San Antonio, Texas, purchased approximately 56% of the issued and outstanding shares of common stock of the Company. At the same time, all former officers and directors resigned after electing new directors who appointed new officers.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - NOTES PAYABLE
----------------------

         A note payable to SDA List Brokers, Inc. (SDA), in the amount of $940,939, accrued interest at 9%, and was due in monthly payments of $6,200 beginning March 1, 2000. On June 25, 2003,as part of the negotiations for the purchase and triangular merger described in Note 1 and Note 12 with Advanced Gaming, the Company received a release and cancellation of this note and the accrued interest totaling $1,046,504 in return for issuing a promissory note to SDA in the amount of $25,000, with 2% interest per annum, and a warrant to purchase up to 100,000 shares of common stock of the Company. If the warrant is not exercised by the expiration date of June 25, 2004 then the Company shall pay SDA $75,000. As a result of this transaction, debt forgiveness income in the amount of $946,504 was recognized during the year ended December 31, 2003.


As of December 31, 2003 and 2002, the following amounts are due:

                                                             December 31,
                                                         2003          2002
Current Note Payable-Related Party
  Note Payable,
  Interest at 2%, payable to shareholder
  of Company upon request                              $ 275,000     $      -
                                                       =========     =========
Note Payable, Interest at 12%, Due May 2008            $ 544,333     $      -
                                                       =========     =========


NOTE 7 - MARKETABLE EQUITY SECURITIES
-------------------------------------

During 2002, the Company purchased 100,000 shares of Solar Satellite Communications, Inc. an OTCBB listed company as a short-term investment in the amount of $14,332. As of September 30, 2003, this investment has been written down to $0 with a loss of $14,331.

NOTE 8 - LEASE EXPENSE
----------------------

The Company has entered into a lease agreement for an office in Pennsylvania. The rental charges are approximately $190 per month. The lease expires in November 30, 2004. In addition, the Company rents additional office space for its headquarters in Reston, Virginia, on a month by month basis for $6,600 per month.

Total rental expense for the Company for the year ended December 31, 2003 was $39,545 and for the same period in 2002 was $0, respectively, including rent under month-to month leases.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

The Company filed for reorganization under Chapter 11 of the US Bankruptcy Code in Las Vegas, Nevada on August 26, 1998. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the Federal Bankruptcy Laws are stayed while the Debtor continues business operations as Debtor-in-possession. These claims were reflected in the March 31, 1999 balance sheet as "liabilities subject to compromise". The bankruptcy plan was approved June 29, 1999 and became effective on August 19, 1999. On February 15, 2000, the Bankruptcy Court in the District of Las Vegas approved the final decree of the Company closing the Chapter 11 bankruptcy case of the Company.

The Company accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities were restated to reflect their reorganization value, which approximates fair value at the date of reorganization.

NOTE 10 - GOING CONCERN
-----------------------

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates the Company as a going concern. However, the Company has sustained substantial operating losses in recent years and has used substantial amounts of working capital in its operations. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern.

NOTE 11 - ACCOUNTS PAYABLE
--------------------------

Management negotiated with a vendor to settle a $5,133 account payable for $4,000, which was paid during the three-month period ending June 30, 2003. Debt forgiveness income in the amount of $1,133 was recognized.

NOTE 12 - MERGER
----------------

On July 1, 2003, the Company completed a reverse triangular merger ("the Merger") whereby the Company acquired the assets a subsidiary of Solar Satellite Communication, Inc. ("SSCI"), a print and cross-media marketing and management company. The Merger involved Advanced Capital Services, LLC, a Nevada limited liability company ("ACLLC"), MediaWorx Acquisition Company, LLC, a newly formed Nevada limited liability company and wholly owned subsidiary of the Company ("MWAC"), and the Company.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - MERGER (Continued)
----------------------------

ACLLC, owned by Diamond Capital LLC and Quest Capital Resources, LLC, purchased the assets of The MediaWorx, Inc., a wholly owned subsidiary of Solar Satellite Communication, Inc., a Colorado corporation, for 3,000,000 ACLLC membership interests. The assets of SSCI were primarily the business plan and people involved in the management and procurement of print, packaging, and cross-media services.

On July 1, 2003, as part of the Merger, ACLLC was merged pursuant to Nevada law into MWAC. As a consequence of the Merger, MWAC became the surviving entity and continues to be a wholly owned subsidiary of the Company. A copy of the associated Plan of Merger was filed with a Schedule 14C Information Statement on July 1, 2003.

In the exchange, as described above, the original members of ACLLC received 4,000,000 of the Company's common shares and 3,500,000 preferred shares convertible 1 to 5 into common shares with voting rights as if converted, i.e., 17,500,000 common shares, and SSCI received 250,000 of the Company's shares. As of December 31, 2003, the 250,000 common shares have not been issued to SSCI.

Additionally, ACLLC purchased a convertible promissory note held by Private Investors Equity, LLC that was originated when SSCI received $500,000 from Private Investors Equity, LLC. In lieu of exercising the default provisions, ACLLC converted the Note and accrued interest into 27,216,650 SSCI common shares and converted 250,000 Preferred C shares into shares with conversion rights of 1 to 40 into shares having conversion and voting rights of 1 to 360. These shares were partially distributed to ACLLC and to the owners of ACLLC, Diamond Capital LLC and Quest Capital Resources, LLC. As a result, MWAC now has 49% voting control of SSCI and Diamond and Quest respectively each own 23% voting control of SSCI. Furthermore as a result of this transaction, MWAC holds the note payable of $500,000 and accrued interest due to Private Investors Equity, LLC.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price is subject to refinement when the valuation of certain intangible assets are adjusted.

                                                             2003
                                                       ---------------
         Assets:
           Investments in SSCI                             $1,191,333
                                                       ===============


         Liabilities:
           Accrued Expenses                                 $  46,333
           Long Term Debt                                     775,000
                                                       ---------------
               Total Liabilities                              821,333

         Equity:
           Preferred Stock                                    350,000
           Common Stock                                        20,000
                                                       ---------------
              Total Equity                                    370,000
                                                       ===============

         Total Liabilities and Equity                     $ 1,191,333
                                                       ===============


The results of operations for MWAC have been included in the consolidated financial statements since the inception of MWAC. The aggregate purchase price was 4,000,000 common shares and 3,500,000 preferred shares at par value.

The acquired intangible assets of $1,199,333 was assigned to research and development assets that were written off at the date of the acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. Those write-offs are included in Other Expense-Write Down of Investment.

                                MEDIAWORX, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



                                                   September 30,    December 31,
ASSETS:                                                 2004            2003
-------                                            -----------      -----------



CURRENT ASSETS


     Cash and Cash Equivalents                     $      --        $   101,807
     Accounts Receivable                               424,707           35,513
     Inventory                                           6,058             --
     Prepaid Expenses                                   10,645              793
     Other Receivables                               7,377,087             --
                                                   -----------      -----------
          Total Current Assets                       7,818,497          138,113

                                                   -----------      -----------

FIXED ASSETS
     Furniture, Fixtures, and Equipment                 20,415            7,362
     Software                                           25,968           12,045
     Less Accumulated Depreciation .                   (11,109)          (1,200)
                                                   -----------      -----------
          Net Fixed Assets                              35,274           18,207
                                                   -----------      -----------

OTHER ASSETS
     Notes Receivable - Related Party                   62,385           59,171
                                                   -----------      -----------
          Total Other Assets                            62,385           59,171
                                                   -----------      -----------

TOTAL ASSETS                                       $ 7,916,156      $   215,491
                                                   ===========      ===========



                                 MEDIAWORX, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                   (Continued)


                                                            September 30,  December 31,
LIABILITIES AND STOCKHOLDERS' EQUITY:                           2004           2003
------------------------------------                        -----------    -----------

CURRENT LIABILITIES
     Accounts Payable                                       $   279,574    $    41,373
     Factoring Line Payable                                     204,825           --
     Bank Overdraft                                              12,638           --
     Accrued Expenses                                            77,140         40,369
     Accrued Interest                                            33,514         23,408
     Notes Payable - Related party                              375,000        275,000
     Short Term Notes Payable                                   100,000        100,000
     Current Portion Long Term Note Payable                     148,956           --
                                                            -----------    -----------
          Total Current Liabilities                           1,231,647        480,150
                                                            -----------    -----------

NON-CURRENT LIABILITIES
     Convertible Debenture                                      240,000           --
     Long Term Note Payable                                     446,867        544,333
                                                            -----------    -----------
          Total Long Term Liabilities                           686,867        544,333
                                                            -----------    -----------

TOTAL LIABILITIES                                             1,918,514      1,024,483
                                                            -----------    -----------
STOCKHOLDERS' EQUITY (DEFICIT)

     Preferred Stock - 10% Cumulative, $.10 par value,
         4,000,000 Authorized; 0 and 3,500,000 Issued and
         Outstanding at September 30, 2004 and
         December 31, 2003                                         --          350,000
    Common Stock - $.005 par value, 150,000,000
         Authorized, 30,098,404 and 6,819,259 Issued and
         Outstanding at September 30, 2004 and
         December 31, 2003                                      150,492         34,097
    Common Stock to be Issued, 250,000 and 250,000                1,250          1,250
     Paid in Capital                                          9,044,564        763,136
    Accumulated Deficit                                      (3,198,664)    (1,957,475)
                                                            -----------    -----------
          Total Stockholders' Equity (Deficit)                5,997,642       (808,992)
                                                            -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 7,916,156    $   215,491
                                                            ===========    ===========



                 See accompanying notes to financialstatements.




                                 MEDIAWORX, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)


                                 For the Three Months Ended    For the Nine Months Ended
                                        September 30,                 September 30,
                                    2004            2003           2004           2003
                                 -----------    -----------    -----------    -----------


Revenue                          $   666,711    $    69,415    $   990,938    $    69,415

Cost of Revenues                     251,290         52,276        502,705         52,276

Operating Expenses
  Selling and Marketing              289,189         36,021        591,190         36,021
  Printing Services                   21,751         21,758         66,589         21,578
  General and Administrative         204,002        164,108        583,143        213,198
                                 -----------    -----------    -----------    -----------
  Total Operating Expenses           514,942        221,707      1,240,922        270,797
                                 -----------    -----------    -----------    -----------

Operating Income (Loss)              (99,521)      (204,568)      (752,689)      (253,658)
                                 -----------    -----------    -----------    -----------
Other Income (Expense)
  Miscellaneous Income                  --             --             --            8,745
  Finance Fees                       (40,000)      (293,250)          --
  Interest Income (Expense)          (25,860)       (24,353)      (195,250)       (45,524)
  Permanent Impairment of
     Marketable Securities              --             --             --          (14,331)
  Gain on Forgiveness of Debt           --             --             --          947,637
  Write-down of Investment              --       (1,190,583)          --       (1,190,583)
                                 -----------    -----------    -----------    -----------
  Total Other Income (Expense)       (65,860)    (1,214,936)      (488,500)      (294,056)
                                 -----------    -----------    -----------    -----------
Net Income (Loss)                $  (165,381)   $(1,419,504)   $(1,241,189)   $  (547,714)
                                 ===========    ===========    ===========    ===========
Basic Earnings Per Shares        $     (0.01)   $     (0.25)   $     (0.08)   $     (0.27)
                                 ===========    ===========    ===========    ===========
Diluted Earnings Per Share       $     (0.01)   $     (0.06)   $     (0.08)   $     (0.07)
                                 ===========    ===========    ===========    ===========



                 See accompanying notes to financial statements




                                                               MEDIAWORX, INC.
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                                 (UNAUDITED)
                                                                 -----------

                                                                                                           Accumulated   Retained
                                     Preferred Stock                Common Stock               Paid in      Comp.       Earnings/
                                  Shares      Par Value    Shares   To be Issued  Par Value    Capital      Income      (Deficit)
                               ---------      ---------  ---------  ------------  ---------   ---------    -----------  -----------

Balance at December 31, 2002        --     $      --       214,306         --    $     1,072  $   106,081  $     2,500  $(1,120,356)

Issuance of Stock for Services
   June 17, 2003                    --            --        10,000         --             50       19,950         --           --

Issuance of Stock for Services
   June 30, 2003                    --            --       800,000         --          4,000       12,000         --           --

Issuance of Shares in
   Connection with MediaWorx
   Merger, July 1, 2003        3,500,000       350,000   4,000,000        1,250       20,000         --           --           --

Shares Issued For Cash
    July 31, 2003                   --            --       263,016         --          1,315       87,987         --           --

Shares Issued For Cash
    August 15, 2003                 --            --       160,647         --            803       62,746         --           --

Shares Issued For Cash
    September 2, 2003               --            --       398,318         --          1,992      145,916         --           --

Shares Issued For Cash
    September 17, 2003              --            --       288,323         --          1,441      100,811         --           --

Shares Issued For Cash
    October 3, 2003                 --            --        73,296         --            366       24,371         --           --

    October 15, 2003                --            --        69,298         --            347       23,041         --           --




                                                               MEDIAWORX, INC.
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                                 (UNAUDITED)
                                                                 -----------
                                                                 (Continued)

                                                                                                             Accumulated   Retained
                                Preferred Stock                    Common Stock                 Paid in       Comp.        Earnings/
                             Shares     Par Value       Shares     To be Issued   Par Value     Capital       Income       (Deficit)
                          -----------  -----------   -----------   ------------  -----------   -----------   -----------  ---------

Shares Issued for Cash
    November 1, 2003             --    $      --         192,309   $      --     $       962   $    63,942   $      --     $   --

Shares Issued for Cash
    November 18, 2003            --           --         105,572          --             528        35,103          --         --

Shares Issued for Cash
    December 1, 2003             --           --         113,868          --             569        37,861          --         --

Shares Issued for Cash
    December 15, 2003            --           --         130,306          --             652        43,327          --         --

Other Comprehensive Loss
Net Loss                         --           --           --             --             --           --        (2,500)  (837,119)
                          -----------  -----------   -----------   -----------   -----------   -----------   -----------  ---------

Balance December 31, 2003   3,500,000      350,000     6,819,259         1,250        34,097       763,136          --   (1,957,475)

Shares Issued For Cash
     January 7, 2004             --           --         173,520          --             867        57,695          --         --

Shares Issued For Cash
     January 19, 2004            --           --         139,601          --             698        46,417          --         --

Shares Issued For Cash
     February 5, 2004            --           --         207,309          --           1,037        68,930          --         --

Shares Issued For Cash
     February 28, 2004           --           --         150,452          --             752        50,026          --         --

Shares Issued for Cash
     March 1, 2004               --           --           8,000          --              40         3,543          --         --





                                                               MEDIAWORX, INC.
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                                 (UNAUDITED)
                                                                 -----------
                                                                 (Continued)

                                                                                                             Accumulated  Retained
                                    Preferred Stock                   Common Stock              Paid in       Comp.       Earnings/
                                 Shares      Par Value      Shares    To be Issued  Par Value   Capital       Income      (Deficit)
                               -----------  -----------  -----------  ------------  ---------   ----------   --------   -----------
Shares Issued for Cash
    March 2, 2004                     --    $      --        207,309        --      $   1,037   $   68,930   $   --     $      --

Shares Issued for Cash
    March 15, 2004                    --           --         28,290        --            141        9,407       --            --

Shares Issued for Cash
    April 1, 2004                     --           --        144,215        --            721       47,951       --            --

Shares Issued for Cash
    April 15, 2004                    --           --          6,563        --             33        2,182       --            --

Warrants Issued April 30, 2004        --           --            --         --            --       126,000       --            --

Shares Issued for Cash
    May 10, 2004                      --           --         20,625        --            103        6,858       --            --

Shares Issued for Cash
    June 9, 2004                      --           --         15,471        --             77        5,144       --            --

Preferred Stock Converted into
Common Shares June 10, 2004     (3,500,000)    (350,000)  17,500,000        --         87,500      262,500       --            --

Shares Issued for Finance Fees
    June 30, 2004                     --           --          4,762        --             24        9,977       --            --







                                                               MEDIAWORX, INC.
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                                 (UNAUDITED)
                                   (Continued)
                                                                                                            Accumulated   Retained
                                    Preferred Stock                    Common Stock                Paid in      Comp.     Earnings/
                                 Shares        Par Value      Shares   To be Issued  Par Value     Capital    Income      (Deficit)

Shares Issued for Cash
    July 1, 2004                       --    $      --         18,733         --    $        94  $     6,218  $    --   $      --

Shares Issued in Connection with
Investment Contract
    July 1, 2004                       --           --        850,000        4,250    2,333,250         --                     --

Shares Issued For Cash
    July 16, 2004                      --           --        750,000        3,750      146,250         --                     --

Shares Issued in Connection With
Investment Contract
    September 10, 2004            3,054,295       15,271    5,024,296         --           --           --         --          --

Net Loss                               --           --           --           --           --           --         --    (1,241,189)
                                -----------  -----------  -----------  -----------  -----------  -----------  --------- -----------

Balance at September 30, 2004
(Unaudited)                            --    $      --     30,098,404  $     1,250  $   150,492  $ 9,044,564  $    --   $(3,198,664)
                                ===========  ===========  ===========  ===========  ===========  ===========  ========= ===========



                 See accompanying notes to financial statements





                                 MEDIAWORX, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                             For the Nine Months Ended
                                                                  September 30,
                                                                2004            2003
                                                             -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                            $(1,241,189)  ($   547,714)

  Adjustments to Reconcile Net Income to Net Cash Provided
  by Operating Activities:
       Depreciation                                                9,909            324
       Gain on Forgiveness of Debt                                  --         (947,637)
       Grant of Stock Based Compensation                            --           36,000
        Stock Issued for Payment of Expenses                      10,001           --
        Stock Issued for Investment                            7,377,087           --
        Permanent Impairment of Marketable Securities               --           14,331
        Write-Down of Investment                                    --        1,190,583

   Change in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable                (389,194)       (37,126)
      (Increase) Decrease in Inventory                            (6,058)          --
      (Increase) Decrease in Prepaid Expenses                     (9,861)        (3,778)
      (Increase) Decrease in Related Party Receivable             (3,214)       (40,776)
      (Increase) Decrease in Other Receivables                (7,377,087)          --
      Increase (Decrease) in Accounts Payable                    238,201         19,653
      Increase (Decrease) in Factoring Line Payable              204,825           --
      Increase (Decrease) in Accrued Payroll & Taxes              36,771         51,938
      Increase (Decrease) in Bank Overdraft                       12,638           --
      Increase (Decrease) in Accrued Interest                     10,106         28,118
                                                             -----------    -----------
    Net Cash Used in Operating Activities                     (1,127,065)      (236,084)
                                                             -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Short Term Loan to Related Party                               --            5,331
     Purchase of Marketable Securities                              --           (5,331)
     Purchase of Property and Equipment                          (13,053)          --
     Purchase of Software                                        (13,923)       (10,048)
                                                             -----------    -----------
    Net Cash Used in Investing Activities                        (26,976)       (10,048)
                                                             -----------    -----------




                                 MEDIAWORX, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                   (Continued)


                                                          For the Nine Months Ended
                                                                September 30,
                                                               2004           2003

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of Convertible Debenture                       $   245,854           --
    Warrants Issued in Connection with Debt Restructuring       126,000           --
    Restructuring of Debt                                        51,490           --
    Proceeds from Related Party                                 100,000           --
    Proceeds from Sale of Common Stock                          528,890        403,011
                                                            -----------    -----------

         Net Cash Used in Financing Activities                1,052,234        403,011
                                                            -----------    -----------
Net (Decrease) Increase in Cash and Cash Equivalents           (101,807)       156,879
Cash and Cash Equivalents at Beginning of Period                101,807         10,759
                                                            -----------    -----------
Cash and Cash Equivalents at End of Period                  $         0    $   167,638
                                                            ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                  $      --      $      --
  Franchise and income taxes                                $       110    $      --



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During the three months ended June 30, 2003, accrued interest and note payable of $105,565 and $840,939 respectively, were forgiven as well as a payable of $1,133.

                 See accompanying notes to financial statements

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for MediaWorx, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

INTERIM REPORTING

The unaudited financial statements as of September 30, 2004 and for the three and nine month period then ended, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the three and nine months.
Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

ORGANIZATION AND BASIS OF PRESENTATION

The Company was incorporated under the laws of the State of Wyoming in 1963 under the name MacTay Investment Co. The Company changed its name to Advanced Gaming Technology, Inc. in 1991. In June 2002, the Company ceased its primary operating activities, developing and marketing technology for the casino and hospitality industry.

On July 1, 2003, the Company completed a reverse triangular merger involving Advanced Capital Services, LLC, a Nevada limited liability company, The MediaWorx, Inc. a wholly owned subsidiary of Solar Satellite Communications, Inc. and the Company and it's newly formed wholly owned subsidiary MediaWorx Acquisition Company, LLC. As a result of the merger the Company acquired the assets of The MediaWorx, Inc., which consisted primarily of a business plan and the people involved in the management and procurement of print, packaging, and cross-media services and changed its name to MediaWorx, Inc. See Note 8 for detailed description of merger.

NATURE OF OPERATIONS

MediaWorx, Inc. is a media production and management business. The services that the Company provides include print, audio/video, digital asset management, graphic design, production and fulfillment for traditional and web-based marketing and communications products and services. MediaWorx provides the Company's sales representatives with the support and leverage of a strong customer service culture, in-house pre-press capabilities, e-business solutions, and a base of production partners that can fulfill the complexity of any Customer order. The Company is a virtual media and printing company- it neither owns nor has its capital tied up in printing equipment or facilities but has access to an established network of the most capable, technologically advanced printers and production houses. Before we accept any job, we get an estimate on the cost and a commitment from the printing and production houses to perform the job as contracted.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and statement of operations for the year then ended. Actual results may differ from these estimates. Estimates are used when accounting for allowance for bad debts, collectibility of accounts receivable, amounts due to services providers, depreciation, and litigation contingencies, among others.

PRINCIPALS OF CONSOLIDATION

The consolidated financial statements include the accounts of MediaWorx, Inc and its wholly owned subsidiary MediaWorx Company, LLC. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

For the purpose of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

CONCENTRATION OF CREDIT RISK

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

REVENUE RECOGNITION

The Company's revenues are derived from customized printing and cross media services. Revenue is recognized when earned as the services are provided or the product is delivered in accordance with the underlying purchase order. The Company recognizes gross revenues under the provision of Emerging Issues Task Force (EITF) Issue No. 99-19 "Recording Revenue Gross as Principal vs. Net as an Agent". The Company acts as the principal, takes title to the products and has the risk and rewards of ownership. When the Company generates revenue while acting as an agent or broker, it records the revenue on a net basis.


                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SALE OF RECEIVABLES

Effective May 21, 2004, the Company sells the majority of receivables to a third party for collection. As of September 30, 2004, the Company sold receivables with a carrying value of $416,800, in which the Company paid $7,596 in fees for the three months ended September 30, 2004.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets of generally three to five years. Expenditures for maintenance and repairs are charged to operations as incurred. Major overhauls and improvements are capitalized and depreciated over their useful lives. Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization if removed from the accounts, and any gain or loss is included in the determination of income or loss.

RECLASSIFICATIONS

Certain reclassifications have been made in the 2003 financial statements to conform with the September 30, 2004 presentation.

NET INCOME (LOSS) PER COMMON SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock.
The following reconciles amounts reported in the financial statements:


                                                   For the Three Months Ended September 30,2004
                                                       Income            Shares       Per-Share
                                                      (Numerator)     (Denominator)    Amount


Loss Available to Common Stockholders                  $ (165,381)     27,568,209     $  (0.01)
Effect of Dilutive Securities:
Warrants                                                     --           200,000
                                                       ----------      ----------
Loss  Available  to  Common  Stockholders  - Diluted
Earnings Per Share                                     $ (165,381)     27,768,209     $  (0.01)
                                                       ==========      ==========     ========


                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



Net Income (Loss) Per Common Share (Continued)

                                                                     For the Three Months Ended September 30,2003
                                                                Income                   Shares                 Per-Share
                                                             (Numerator)

(Denominator) Amount


Income Available to Common Stockholders                          $(1,419,504)                 5,695,568              $ (0.25)
Effect of Dilutive Securities:
Warrants                                                                    -                   100,000
Convertible Preferred Stock                                                                  17,500,000
                                                         ---------------------   -----------------------
Income Available to Common Stockholders
- Diluted Earnings Per Share                                      $(1,419,504)                23,295,568               $(0.06)
                                                         =====================   =======================    ==================


                                                                     For the Nine Months Ended September 30,2004
                                                                Income                   Shares                 Per-Share
                                                             (Numerator)
(Denominator) Amount

Loss Available to Common Stockholders                            $(1,241,189)                15,597,290              $ (0.08)
Effect of Dilutive Securities:
Warrants                                                                    -                   111,800
                                                         ---------------------   -----------------------    ------------------
Loss Available to Common Stockholders
- Diluted Earnings Per Share                                     $ (1,241,189)                15,709,090              $ (0.08)
                                                         =====================   =======================    ==================


                                                                     For the Nine Months Ended September 30, 2003
                                                                Income                   Shares                 Per-Share
                                                             (Numerator)
(Denominator) Amount

Income Available to Common Stockholders                            $(547,714)                 2,044,837              $ (0.27)
Effect of Dilutive Securities:
Warrants                                                                    -                    35,531
Convertible Preferred Stock                                                                   5,833,333
                                                         ---------------------   ----------------------
Income Available to Common Stockholders
- Diluted Earnings Per Share                                       $(547,714)                 7,913,701               $(0.07)
                                                         =====================   =======================    ==================

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - INCOME TAXES

Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry forwards for income tax purposes of approximately $36,459,114, expiring at various dates from December 31, 2015 through December 31, 2023. A loss generated in a particular year will expire for federal tax purposes if not utilized within twenty years. The
Internal Revenue Code contains provisions that would reduce or limit the availability and utilization of this net operating loss carry forwards if certain ownership changes have been or will be taking place. In accordance with SFAS No. 109, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. Due to the uncertainty with respect to the ultimate realization of the loss carry forwards, the Company established a valuation allowance for the entire net deferred income tax asset as of December 31, 2003.

NOTE 3 - PREFERRED STOCK

The Company has authorized 4,000,000 shares at $.10 par value convertible preferred stock. Shares of the Series A Preferred Stock are convertible at the option of the holder on a one-for-five basis, subject to adjustment for dilution, into shares of common stock. Each share of Series A Preferred Stock will be automatically converted into common stock upon a sale or transfer of all or substantially all of MediaWorx's assets for cash or securities, or a statutory share exchange in which stockholders of MediaWorx may participate.

Each share of Series A Preferred Stock has voting rights equal to the voting rights of the common stock on an as if converted basis. Upon any liquidation, dissolution or winding up of MediaWorx, whether voluntary or involuntary, the holders of record of shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon outstanding shares of common stock, to be paid an amount equal to the Original Issue Price. If, upon such liquidation, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit such payment, then the entire assets of MediaWorx to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock.

On July 1, 2003, the Company issued 3,500,000 shares of preferred stock in connection with the merger between its wholly owned subsidiary, MediaWorx Company, LLC and Advanced Capital Services, LLC.

On June 10, 2004, the 3,500,000 preferred shares were converted into 17,500,000 common shares. Thus as of September 30, 2004, there are no preferred shares outstanding.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 4 - COMMON STOCK

The Company has authorized 150,000,000 shares of $0.005 par value common stock.

On June 17, 2003, the Company issued 1,000,000 shares of common stock (10,000 shares after retroactive adjustment for the 100:1 stock split described below) to a former officer in exchange for continued consulting for the Company. The shares were valued at $.02 and the Company recorded $20,000 of consulting expenses.

On June 23, 2003, the Board of Directors approved a proposal to effectuate a 100 to 1 reverse stock split of the Company's outstanding common shares with no effect on the par value or on the number of authorized shares. As a result of this action, the total number of outstanding shares of common stock was reduced from 22,430,587 to 224,306 shares.

On June 30, 2003, the Company issued 800,000 shares of common stock to the Law Offices of Henry S. Meyer under a legal services and consulting agreement entered into February 1, 2003. The shares were valued at $.02 and the Company recorded $16,000 of consulting expenses.

On July 1, 2003, the Company issued 4,000,000 shares of common stock in connection with the merger between its wholly owned subsidiary, MediaWorx Company, LLC and Advanced Capital Services, LLC.

Between July 31, 2003 and December 31, 2003, the Company issued 1,794,953 shares of common stock in connection with a Regulation S offering. The shares were issued from $.34 to $.40 per share.

During the first quarter ended March 31, 2004, the Company issued 914,481 shares of common stock to various people in connection with a Regulation S offering. The shares were issued from $.34 to $.45 per share.

During the second quarter ended June 30, 2004, the Company issued 186,874 shares of common stock to various people in connection with a Regulation S offering. The shares were issued from $.33 per share to $.40 per share.

On June 10, 2004, 3,500,000 preferred shares were converted into 17,500,000 common shares. On June 30, 2004, the Company issued 4,762 common shares for finance fees of $10,000.

During the third quarter ended September 30, 2004, the Company issued 768,733 shares of common stock to various people in connection with a Regulation S offering. The shares were issued between $.20 and $.37 per share.

On July 1, 2004 the Company issued 850,000 shares in connection with an investment contract. The shares were valued at $2.75.

On September 10, 2004, the Company issued 3,054,295 common shares in connection with a financing agreement for $1.65 per share.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 5 - NOTES PAYABLE

A note payable to SDA List Brokers, Inc. (SDA), in the amount of $940,939, accrued interest at 9%, and was due in monthly payments of $6,200 beginning March 1, 2000. On June 25, 2003, as part of the negotiations for the purchase and triangular merger described in Note 1 and Note 8 with Advanced Gaming Technology, the Company received a release and cancellation of this note and the accrued interest totaling $1,046,504 in return for issuing a promissory note to SDA in the amount of $25,000, with 2% interest per annum, and a warrant to purchase up to 100,000 shares of common stock of the Company. If the warrant is not exercised by the expiration date of June 25, 2004 then the Company shall pay SDA $75,000. As a result of this transaction, debt forgiveness income in the amount of $946,504 was recognized during the year ended December 31, 2003. As of September 30, 2004, the warrants were not exercised, thus the Company now owes a total of $100,000 on the note, which is in default.

On April 30, 2004, the Company restructured its long-term note payable with Private Investors Equity wherein the Company would pay sixteen quarterly installments of $46,052.40 beginning August 30, 2004 at an interest rate of 12 percent per annum. In connection with this restructuring the Company issued 200,000 warrants to issue common stock with an exercise price of $0.60, exercisable anytime through June 25, 2008. Interest expense of $126,000 was recorded in connection with the issuance of the warrants.

FACTORING LINE OF CREDIT

In May 2004, the Company entered into an agreement with Mercantile Capital, L.P. wherein Mercantile Capital will purchase the majority of the Company's accounts receivable. Under the terms of the agreement, the Company would receive 80 percent of the purchase price up front and 20 percent would be held in reserves until the receivables are collected. Mercantile has extended up to $500,000 of credit.

EQUITY LINE OF CREDIT

In February 2004, the Company entered into an equity line of credit with Cornell Capital Partners, L.P. Under the terms of the agreement, the Company may sell up to $5,000,000 of its common stock. The sale price is 95% of the lowest closing bid price for the five days immediately following the notice date. The Company also gave Cornell Capital Partners an unsecured convertible debenture in the amount of $240,000 as compensation, as well as 5% of any proceeds from the equity line of credit.

UNSECURED CONVERTIBLE DEBENTURE

During February, 2004 the Company issued an unsecured convertible debenture in connection with the Equity Line of Credit. The $240,000 is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of common stock. The debenture is convertible, subject to a maximum cap of $50,000 per day any time up to the maturity at a conversion price equal to 100% of the lowest closing bid price of the common stock for the three preceding trading days. At maturity, the Company has the option to pay the principal balance and accrued interest in cash or convert the debenture into common shares at a price equal to 100% of the lowest closing bid price for the three prior trading days. The debentures have a beneficial conversion feature that resulted in a debt discount of $5,854. Because the debentures were convertible at the date of issuance the entire debt discount was charged to interest expense immediately.

The calculation of beneficial conversion appears below:
Assumptions:
1.    240,000 shares were issued as Convertible Debt
2.    Shares are convertible as of date of issuance (50,000 per day)
3.    Shares are convertible at $2.05 per share
4.    Fair value (FV) of common shares at commitment date was $2.10 per share.

Calculation:

o     FV at commitment date $2.10
o     Conversion price $2.05
o     Intrinsic value of beneficial conversion $5,854

Convertible into (240,000 / 2.05) = 117,073 shares
With an intrinsic value of $.05

(240,000 / 2.05) x (2.10 - 2.05) = 5,854

                             MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)



As of September 30, 2004 and December 31, 2003 the following amounts are due:

                                                                  September 30,     December 31,
                                                                      2004             2003

Current Note Payable - Related Party
Note Payable, Interest at 2%, payable to shareholders of Company,
due upon request                                                    $ 375,000        $ 275,000
                                                                    =========        =========


Long Term Note Payable
Convertible Debenture                                               $ 240,000        $    --

Note Payable, Interest at 12%, Due in 16 Quarterly payments of
$46,052.40, beginning August 30, 2004                                 595,823          544,333
                                                                    ---------        ---------
                                                                      835,823          544,333

Less: Current Portion                                                (148,956)            --
                                                                    ---------        ---------
          Total Long-Term Notes Payable                             $ 686,867        $ 544,333

                                                                    =========        =========


                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in Las Vegas, Nevada on August 26, 1998. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the Federal Bankruptcy Laws are stayed while the Debtor continues business operations as Debtor-in-possession. These claims were reflected in the March 31, 1999 balance sheet as "liabilities subject to compromise". The bankruptcy plan was approved June 29, 1999 and became effective on August 19, 1999. On February 15, 2000, the Bankruptcy Court in the District of Las Vegas approved the final decree of the Company closing the Chapter 11 bankruptcy case of the Company.

The Company accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities were restated to reflect their reorganization value, which approximates fair value at the date of reorganization.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates the Company as a going concern. However, the Company has sustained substantial operating losses in recent years and has used substantial amounts of working capital in its operations. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern.

NOTE 8 - MERGER

On July 1,  2003,  the  Company  completed  a reverse  triangular  merger  ("the
Merger") whereby the Company acquired the assets of a subsidiary of Solar Satellite Communication, Inc. ("SSCI"), a print and cross-media marketing and management company. The Merger involved Advanced Capital Services, LLC, a Nevada limited liability company ("ACLLC"), MediaWorx Acquisition Company, LLC, a newly formed Nevada limited liability company and wholly owned subsidiary of the Company ("MWAC"), and the Company.

ACLLC, owned by Diamond Capital LLC and Quest Capital Resources, LLC, purchased the assets of The MediaWorx, Inc., a wholly owned subsidiary of Solar Satellite Communication, Inc., a Colorado corporation, for 3,000,000 ACLLC membership interests. The assets of SSCI were primarily the business plan and people involved in the management and procurement of print, packaging, and cross-media services.

On July 1, 2003, as part of the Merger, ACLLC was merged pursuant to Nevada law into MWAC. As a consequence of the Merger, MWAC became the surviving entity and continues to be a wholly owned subsidiary of the Company. A copy of the associated Plan of Merger was filed with a Schedule 14C Information Statement on July 1, 2003.

In the exchange, as described above, the original members of ACLLC received 4,000,000 of the Company's common shares and 3,500,000 preferred shares convertible 1 to 5 into common shares with voting rights as if converted, i.e., 17,500,000 common shares, and SSCI received 250,000 of the Company's shares. As of December 31, 2003, the 250,000 common shares have not been issued to SSCI.

                                 MEDIAWORX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 8 - MERGER (CONTINUED)

Additionally, ACLLC purchased a convertible promissory note held by Private Investors Equity, LLC that was originated when SSCI received $500,000 from Private Investors Equity, LLC. In lieu of exercising the default provisions, ACLLC converted the Note and accrued interest into 27,216,650 SSCI common shares and converted 250,000 Preferred C shares into shares with conversion rights of 1 to 40 into shares having conversion and voting rights of 1 to 360. These shares were partially distributed to ACLLC and to the owners of ACLLC, Diamond Capital LLC and Quest Capital Resources, LLC. As a result, MWAC now has 49% voting control of SSCI and Diamond and Quest respectively each own 23% voting control of SSCI. Furthermore as a result of this transaction, MWAC holds the note payable of $500,000 and accrued interest due to Private Investors Equity, LLC.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price is subject to refinement when the valuation of certain intangible assets are adjusted.



                                                         2003
Assets:
    Investment in SSCI                                 $ 1,191,333
                                                    ================

Liabilities:
    Accrued expenses                                    $   46,333
    Long Term Debt                                         775,000
                                                    ----------------
            Total Liabilities                              821,333
                                                    ----------------

Equity:
     Preferred Stock                                    $  350,000
     Common Stock                                           20,000
                                                    ---------------
            Total Equity                                   370,000
                                                    ===============

             Total Liabilities and Equity              $ 1,191,333
                                                    ===============

The results of operations for MWAC have been included in the consolidated financial statements since the inception of MWAC. The aggregate purchase price was 4,000,000 common shares valued at par value (4,000,000 x $.005) and 3,500,000 preferred shares valued at par value (3,500,000 x $.10). Total value of $370,000.

The acquired intangible assets of $1,199,333 was assigned to research and development assets that were written off at the date of acquisition in accordance with FASB interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. Those write-offs are included in Other Expense - Write Down of Investment.

============================================    ================================

You  should  rely  only  on the  information
contained  in this  prospectus.  We have not
authorized   anyone  to  provide   you  with
information  different from the  information
contained in this prospectus.  This document
may  only be used  where it is legal to sell
the  securities.  The  information  in  this
document may only be accurate on the date of
this document.                                          UP TO 18,229,762 SHARES
                                                                OF OUR
                                                            OF COMMON STOCK

             TABLE OF CONTENTS
                                        Page
                                        ----

PROSPECTUS SUMMARY                        2
RISK FACTORS                              5
USE OF PROCEEDS                          12                 MEDIAWORX, INC.
SELLING STOCKHOLDERS                     13
PLAN OF DISTRIBUTION                     18
MARKET FOR COMMON EQUITY AND
 RELATED STOCKHOLDER MATTERS             19
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS                   20
BUSINESS                                 25                ________________
MANAGEMENT                               32
EXECUTIVE COMPENSATION                   34                   PROSPECTUS
CERTAIN RELATIONSHIPS AND RELATED                          ________________
 TRANSACTIONS                            36
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT        37
DESCRIPTION OF SECURITIES                38
INDEMNIFICATION FOR SECURITIES ACT
 LIABILITIES                             39
LEGAL MATTERS                            39                December 8, 2004
EXPERTS                                  39
AVAILABLE INFORMATION                    39
INDEX TO FINANCIAL STATEMENTS            41


============================================    ================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Bylaws limit the liability of our directors to the maximum extent permitted by Wyoming law. Thus, our directors are not personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation does not apply to any responsibility of liability pursuant to criminal statute or liability for the payment of taxes pursuant to local, state or federal law. In addition, our Bylaws authorize us to maintain liability insurance for our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                   NATURE OF EXPENSE                        AMOUNT
                   -----------------                      -----------
                   SEC Registration fee                     3,118.11
                   Accounting fees and expenses             5,000.00*
                   Legal fees and expenses                 45,000.00*
                             TOTAL                        $53,118.11*

* Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information regarding all sales of our unregistered securities during the past three years

         On June 17, 2003, we issued 1,000,000 shares of common stock to a former officer in exchange for continued consulting for the company. The shares were valued at $.02 and we recorded $20,000 of consulting expenses. These shares were subject to the 100:1 stock split described below.

         On June 23, 2003, the Board of Directors approved a proposal to effectuate a 100 to 1 reverse stock split of our outstanding common shares with no effect on the par value or on the number of authorized shares. As a result of this action, the total number of outstanding shares of common stock is reduced from 22,430,587 to 224,306 shares.

         On June 25, 2003, we issued a warrant, excisable for one year, to purchase shares of common stock SDA List Brokers, Inc. as partial payment in connection with the retirement of a note payable. The total number of shares exercisable were equal to $75,000 divided by 75% of the average closing bid price per share for the five consecutive days trading days immediately prior to the date of the notice of exercise up to a maximum of 100,000 shares.

         On June 30, 2003, we issued 800,000 shares of common stock to the Law Offices of Henry S. Meyer for legal services and consulting. The shares were valued at $.02 and we recorded $16,000 of consulting expenses.

         On July 1, 2003, we issued 4,000,000 shares of common stock in connection with the merger between our wholly owned subsidiary, MediaWorx Acquisition Company, LLC and Advanced Capital Services, LLC. The shares were issued in a transaction exempt under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended.

         On July 1, 2003, we issued 3,500,000 shares of preferred stock in connection with the merger between our wholly owned subsidiary, MediaWorx Acquisition Company, LLC and Advanced Capital Services, LLC. The shares were issued in a transaction exempt under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended.

         Between July 31, 2003 and March 22, 2004, we issued 2,681,144 shares of common stock in connection with a regulation S offering. The shares were issued from $.34 to $.40 per share.

         On February 24, 2004, we entered into an equity line of credit with one investor. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the equity line of credit, the investor will pay 95% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The investor, Cornell Capital Partners, LP is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also paid Cornell Capital Partners a commitment fee in the form of a compensation debenture in the amount of $240,000 upon execution of the equity line of credit. Further, Cornell Capital Partners, LP will retain 5% of each advance under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 4,762 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the equity line of credit agreement prior to the first sale to the investor of our common stock.

         During the second quarter, we completed a placement of 186,874 shares of common stock with investors located outside of the United States in exchange for $63,069. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.

         In June 2004,  Diamond  Capital LLC and Quest  Capital  Resources  LLC,
pursuant to the terms of the preferred share agreement, each converted 1.75 million shares of preferred stock into 8.75 million shares of common stock.

  In July 2004, we placed 850,000 newly issued common shares into a guaranteed investment for a five year term. We expect to receive income from our investment in the 4th quarter of 2004, and annually thereafter. The stock is guaranteed to be returned at the end of the investment period. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.

         In September 2004, we signed an agreement with a private investment company for the purchase by the investment company of $5.2 million of our common shares in exchange for 2,850,874 shares of the investment company. The investment company is a newly formed London-based company that has applied for its shares to be admitted to trading on the London stock exchange as an investment trust. The investment company has been established specifically to invest in US micro cap companies with long term growth potential. The investment company expects its shares to be trading on the London Stock Exchange in the 4th quarter of 2004. We issued 3,054,295 common shares in connection with this agreement. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.

         During the third quarter, we completed a placement of 768,733 shares of common stock with investors located outside of the United States in exchange for $156,312. The shares were offered pursuant to an exemption from registration afforded by Regulation S to the Securities Act of 1933. Shares sold pursuant to Regulation S are deemed restricted and may not be sold to any U.S. Person (as that term is defined in the Regulation) for a period of one (1) year from date of sale. Thereafter, the shares will be subject to the restrictions of Rule 144.


         All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27.  EXHIBITS.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean MediaWorx, a Wyoming corporation.

3.1 Articles of Incorporation of the Company filed as Exhibit 2.5 to the Form 10-SB/A filed with the Commission on May 6, 1997 and incorporated herein by reference.

3.2 Amendment to Articles of Incorporation of the Company, changing the name of the Company from Mactay Investment Co. to Auto N Corporation and increasing the authorized shares of common stock, filed as Exhibit 2.4 to the Form 10-SB/A filed with the Commission on May 6, 1997 and incorporated herein by reference.

3.3 Amendment to Articles of Incorporation of the Company, changing the name of the Company from Auto N Corporation to Advanced Gaming Technology, Inc. and creating shares of preferred stock, filed as Exhibit 2.3 to the Form 10-SB/A filed with the Commission on May 6, 1997 and incorporated herein by reference.

3.4 Amendment to Articles of Incorporation of the Company, decreasing the authorized shares of common stock, filed as Exhibit 2.1 to the Form 10-SB filed with the Commission on January 16, 1997 and incorporated herein by reference.

3.5 Amendment to Articles of Incorporation of the Company, increasing the authorized shares of common stock, filed as Exhibit 2.2 to the Form 10-SB filed with the Commission on January 16, 1997 and incorporated herein by reference

3.6 Amendment to Articles of Incorporation of the Company, changing the name of the Company from Advanced Gaming Technology, Inc. to MediaWorx, Inc., adopted on June 24, 2003.

3.7 By-laws of the Company filed as Exhibit 2.6 to the Form 10-SB/A filed with the Commission on May 6, 1997 and incorporated herein by reference.

4.1 Standby Equity Distribution Agreement, dated February 24, 2004, between Cornell Capital Partners, LP and MediaWorx, Inc., filed as Exhibit 4.1 to the Form 10-KSB filed with the Commission on March 26, 2004 and incorporated herein by reference

4.2 Registration Rights Agreement, dated February 24, 2004, between Cornell Capital Partners, LP and MediaWorx, Inc., filed as Exhibit 4.2 to the Form 10-KSB filed with the Commission on March 26, 2004 and incorporated herein by reference

4.3 Escrow Agreement, dated February 24, 2004, between Cornell Capital Partners, LP and MediaWorx, Inc. in connection with the Equity Line of Credit of Credit Agreement, filed as Exhibit 4.3 to the Form 10-KSB filed with the Commission on March 26, 2004 and incorporated herein by reference.

4.4 Placement Agent Agreement, dated February 24, 2004, by and among MediaWorx, Inc., Cornell Capital Partners, LP and Newbridge Securities Corporation, filed as Exhibit 4.4 to the Form 10-KSB filed with the Commission on March 26, 2004 and incorporated herein by reference.

4.5 Irrevocable Transfer Agent Instructions, dated February 24, 2004, by and among MediaWorx, Inc., David Gonzalez, Continental Stock Transfer and Trust Company and Cornell Capital Partners, LP., filed as Exhibit 4.5 to the Form 10-KSB filed with the Commission on March 26, 2004 and incorporated herein by reference.

4.6 Unsecured Convertible Debenture with Cornell Capital Partners, L.P., filed as Exhibit 4.6 to the Form 10-KSB filed with the Commission on March 26, 2004 and incorporated herein by reference.

5.1     Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)

23.1    Consent of Independent Auditors (filed herewith).

23.3    Consent of legal counsel (see Exhibit 5.1).

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Reston, Commonwealth of Virginia, on December 8, 2004.





Dated:  December 8, 2004        By: /s/  Linda A. Broenniman
                                         ----------------------
                                         Linda A. Broenniman
                                         President, Chief Executive Officer,
                                         Principal Accounting Office and
                                         Principal Financial Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                        TITLE                              DATE





/s/Linda A. Broenniman        President, Chief Executive      December 8, 2004
-------------------------     Officer, Chief Financial
Linda A. Broenniman           Officer and Director

/s/Edward G. Broenniman       Secretary, Treasurer and        December 8, 2004
-------------------------     Director
Edward G. Broenniman

/s/Gary L. Cain               Chairman of the Board and       December 8, 2004
-------------------------     Director
Gary L. Cain

/s/Bruce M. Arinaga           Director                        December 8, 2004
-------------------------
Bruce M. Arinaga

/s/Martin A. Burke            Director                        December 8, 2004
-------------------------
Martin A. Burke